                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM U-13-60

                                  ANNUAL REPORT

                                 FOR THE PERIOD

             BEGINNING JANUARY 1, 2002 AND ENDING DECEMBER 31, 2002


                                     TO THE

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF


                            XCEL ENERGY SERVICES INC.
                        (Exact Name of Reporting Company)


                          A Subsidiary SERVICE COMPANY
                           ("Mutual" or "Subsidiary")



                       Date of Incorporation April 2, 1997


    State or Sovereign Power under which Incorporated or Organized: Delaware


  Location of Principal Executive Offices of Reporting Company: Minneapolis, MN


   Name, title, and address of officer to whom correspondence concerning this report should be addressed:

 David E. Ripka              Vice President and Controller            800 Nicollet Mall Minneapolis, MN 55402
    (Name)                            (Title)                                     (Address)


Name of Principal Holding Company Whose Subsidiaries are served by Reporting
Company:

                                XCEL ENERGY INC.

                      INSTRUCTIONS FOR USE OF FORM U-13-60


1. TIME OF FILING. --Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2. NUMBER OF COPIES. --Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report becomes necessary.

3. PERIOD COVERED BY REPORT. --The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4. REPORT FORMAT. --Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5. MONEY AMOUNTS DISPLAYED. --All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (210.3-01(b)).

6. DEFICITS DISPLAYED. --Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X,210.3-01(c))

7. MAJOR AMENDMENTS OR CORRECTIONS. --Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8. DEFINITIONS. --Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9. ORGANIZATION CHART. --The service company shall submit with each annual report a copy of its current organization chart.

10. METHODS OF ALLOCATION. --The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED. --The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

                  LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS

                                                                                Schedule or             Page
Description of Schedules and Accounts                                          Account Number          Number
-------------------------------------                                          --------------          ------
Comparative Balance Sheets                                                      Schedule I               3-4

Service Company Property                                                        Schedule II                5

Accumulated Provision for Depreciation and Amortization
  of Service Company Property                                                   Schedule III               6

Investments                                                                     Schedule IV                7

Accounts Receivable from Associate Companies                                    Schedule V              8-8a

Fuel Stock Expenses Undistributed                                               Schedule VI                9

Stores Expense Undistributed                                                    Schedule VII               9

Miscellaneous Current and Accrued Assets                                        Schedule VIII             10

Miscellaneous Deferred Debits                                                   Schedule IX               10

Research, Development, or Demonstration Expenditures                            Schedule X                10

Proprietary Capital                                                             Schedule XI               11

Long-Term Debt                                                                  Schedule XII              12

Current and Accrued Liabilities                                                 Schedule XIII             13

Notes to Financial Statements                                                   Schedule XIV          14-14d

Comparative Statement of Income                                                 Schedule XV               15

Analysis of Billing - Associate Companies                                       Account 457               16

Analysis of Billing - Nonassociate Companies                                    Account 458               17

Analysis of Charges for Service - Associate and
  Nonassociate Companies                                                        Schedule XVI              18

Schedule of Expense by Department or Service Function                           Schedule XVII         19-19f

Departmental Analysis of Salaries                                               Account 920               20

Outside Services Employed                                                       Account 923           21-21i

Employee Pensions and Benefits                                                  Account 926               22

General Advertising Expenses                                                    Account 930.1         23-23a

                                                                         Page 2a

                                                                                Schedule or            Page
Description of Schedules and Accounts                                          Account Number         Number
-------------------------------------                                          --------------         ------
Miscellaneous General Expenses                                                  Account 930.2            23b

Rents                                                                           Account 931              23b

Taxes Other Than Income Taxes                                                   Account 408               24

Donations                                                                       Account 426.1         25-25a

Other Deductions                                                                Account 426.5             26

Notes to Statements of Income                                                   Schedule XVIII            27


                  LISTING OF INSTRUCTIONAL FILING REQUIREMENTS


Organization Chart                                                                                        28

Methods of Allocation                                                                                 29-29a

Annual Statement of Compensation for Use of Capital Billed                                                30

Signature Clause                                                                                          31

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      SCHEDULE I--COMPARATIVE BALANCE SHEET
                             (thousands of dollars)


Give balance sheet of the Company as of December 31 of the current and prior year


                                                                                                   AS OF DECEMBER 31,
   ACCOUNT     ASSETS AND OTHER DEBITS                                                           2002              2001
  ---------    -----------------------                                                      ---------------   --------------
               SERVICE COMPANY PROPERTY
     101       Service company property                                     (Schedule II)   $            --   $           --
     107       Construction work in progress                                (Schedule II)                --               13
                                                                                            ---------------   --------------
                       Total Property                                                                    --               13
                                                                                            ---------------   --------------

     108       Less accumulated provision for depreciation and
               amortization of service company property                     (Schedule III)               --               --
                                                                                            ---------------   --------------
                       Net Service Company Property                                                      --               13
                                                                                            ---------------   --------------

               INVESTMENTS
     123       Investments in associate companies                           (Schedule IV)                --               --
     124       Other investments                                            (Schedule IV)             3,823            3,860
                                                                                            ---------------   --------------
                       Total Investments                                                              3,823            3,860
                                                                                            ---------------   --------------

               CURRENT AND ACCRUED ASSETS
     131       Cash                                                                                  (4,582)(1)        1,880
     134       Special deposits                                                                          --               --
     135       Working funds                                                                             15               15
     136       Temporary cash investments                                   (Schedule IV)                --               --
     141       Notes receivable                                                                          --               --
     143       Accounts receivable                                                                    1,454              455
     144       Accumulated provision for uncollectable accounts                                          --               --
     146       Accounts receivable from associate companies                 (Schedule V)             99,387          120,536
     152       Fuel stock expenses undistributed                            (Schedule VI)                --               --
     154       Materials and supplies                                                                    --               --
     163       Stores expense undistributed                                 (Schedule VII)               61               --
     165       Prepayments                                                                           47,834           53,618
     174       Miscellaneous current and accrued assets                     (Schedule VIII)              --               --
                                                                                            ---------------   --------------
                       Total Current and Accrued Assets                                             144,169          176,504
                                                                                            ---------------   --------------

               DEFERRED DEBITS
     181       Unamortized debt expense                                                                  --               --
     184       Clearing accounts                                                                        (11)           1,007
     186       Miscellaneous deferred debits                                (Schedule IX)            44,644           22,520
     188       Research, development, or demonstration expenditures         (Schedule X)                 --               --
     190       Accumulated deferred income taxes                                                         --               --
                                                                                            ---------------   --------------
                       Total Deferred Debits                                                         44,633           23,527
                                                                                            ---------------   --------------

                       TOTAL ASSETS AND OTHER DEBITS                                        $       192,625   $      203,904
                                                                                            ===============   ==============


         (1)Includes outstanding checks

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      SCHEDULE I--COMPARATIVE BALANCE SHEET
                             (thousands of dollars)



                                                                                                     AS OF DECEMBER 31,
  ACCOUNT      LIABILITIES AND PROPRIETARY CAPITAL                                                2002                2001
------------   -----------------------------------                                          ----------------    --------------
               PROPRIETARY CAPITAL
  201          Common stock issued                                         (Schedule XI)    $             --    $           --
  211          Miscellaneous paid-in-capital                               (Schedule XI)                 (82)               13
  215          Appropriated retained earnings                              (Schedule XI)                  --                --
  216          Unappropriated retained earnings                            (Schedule XI)                  --                --
                                                                                            ----------------    --------------
                    Total Proprietary Capital                                                            (82)               13
                                                                                            ----------------    --------------

               LONG-TERM DEBT
  223          Advances from associate companies                           (Schedule XII)                 --                --
  224          Other long-term debt                                        (Schedule XII)                 --                --
  225          Unamortized premium on long-term debt                                                      --                --
  226          Unamortized discount on long-term debt-debit                                               --                --
                                                                                            ----------------    --------------
                    Total Long-Term Debt                                                                  --                --
                                                                                            ----------------    --------------

               CURRENT AND ACCRUED LIABILITIES
  231          Notes payable                                                                              --                47
  232          Accounts payable                                                                       79,781           143,859
  233          Notes payable to associate companies                        (Schedule XIII)            65,909            10,265
  234          Accounts payable to associate companies                     (Schedule XIII)                --                --
  236          Taxes accrued                                                                            (939)            2,473
  237          Interest accrued                                                                           --                --
  238          Dividends declared                                                                         --                --
  241          Tax collections payable                                                                 3,101             3,840
  242          Miscellaneous current and accrued liabilities               (Schedule XIII)               (47)              (69)
                                                                                            ----------------    --------------
                    Total Current and Accrued Liabilities                                            147,805           160,415
                                                                                            ----------------    --------------

               DEFERRED CREDITS AND OTHER NON-CURRENT LIABILITIES
  228          Accumulated provision for pension and benefits                                         11,004             3,019
  253          Other deferred credits                                                                 22,643            30,704
  255          Accumulated deferred investment tax credits                                                --                --
                                                                                            ----------------    --------------
                  Total Deferred Credits and Other Non-Current Liabilities                            33,647            33,723
                                                                                            ----------------    --------------

  283          ACCUMULATED DEFERRED INCOME TAXES                                                      11,255             9,753
                                                                                            ----------------    --------------

                    TOTAL LIABILITIES AND PROPRIETARY CAPITAL                               $        192,625    $      203,904
                                                                                            ================    ==============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                      SCHEDULE II--SERVICE COMPANY PROPERTY
                             (thousands of dollars)

                                                   BALANCE AT                   RETIREMENTS       OTHER          BALANCE
                                                   BEGINNING                        OR           CHANGES         AT CLOSE
         DESCRIPTION                                OF YEAR       ADDITIONS        SALES         (1), (4)        OF YEAR
         -----------                              ------------   ------------   ------------    ------------   ------------
SERVICE COMPANY PROPERTY

Account
   301   Organization                             $         --   $         --   $         --    $         --   $         --
   303   Miscellaneous intangible plant                     --             --             --              --             --
   304   Land and land rights                               --             --             --              --             --
   305   Structures and improvements                        --             --             --              --             --
   306   Leasehold improvements                             --             --             --              --             --
   307   Equipment (2)                                      --             --             --              --             --
   308   Office furniture and equipment                     --             --             --              --             --
   309   Automobiles, other vehicles and                    --             --             --              --             --
         related garage equipment                           --             --             --              --             --
   310   Aircraft and airport equipment                     --             --             --              --             --
   311   Other service company property (3)                 --             --             --              --             --
                                                  ------------   ------------   ------------    ------------   ------------
         SUB-TOTAL                                          --             --             --              --             --
   107   Construction work in progress (4)                  13                            --             (13)            --
                                                  ------------   ------------   ------------    ------------   ------------
         TOTAL                                    $         13   $         --   $         --    $        (13)  $         --
                                                  ============   ============   ============    ============   ============

(1)      Provide an explanation of those changes considered material: None


(2) Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year: None


(3)      Describe other service company property: None


(4)      Describe construction work in progress: None

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

              SCHEDULE III--ACCUMULATED PROVISION FOR DEPRECIATION
                  AND AMORTIZATION OF SERVICE COMPANY PROPERTY
                             (thousands of dollars)

                                               BALANCE AT     ADDITIONS     RETIREMENTS      OTHER         BALANCE
                                               BEGINNING      TO ACCOUNT        OR          CHANGES        AT CLOSE
DESCRIPTION                                     OF YEAR          403           SALES          (1)          OF YEAR
-----------                                   ------------   ------------   ------------   ------------   ------------
Account
   301   Organization                         $         --   $         --   $         --   $         --   $         --
   303   Miscellaneous intangible plant                 --             --             --             --             --
   304   Land and land rights                           --             --             --             --             --
   305   Structures and improvements                    --             --             --             --             --
   306   Leasehold improvements                         --             --             --             --             --
   307   Equipment                                      --             --             --             --             --
   308   Office furniture and fixtures                  --             --             --             --             --
   309   Automobiles, other vehicles and
         related garage equipment                       --             --             --             --             --
   310   Aircraft and airport equipment                 --             --             --             --             --
   311   Other service company property                 --             --             --             --             --
                                              ------------   ------------   ------------   ------------   ------------
         TOTAL                                $         --   $         --   $         --   $         --   $         --
                                              ============   ============   ============   ============   ============




(1)      Provide an explanation of those changes considered material: None

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                            SCHEDULE IV--INVESTMENTS
                             (thousands of dollars)

INSTRUCTIONS:  Complete the following schedule concerning investments.

Under Account 124, "Other Investments", state each investment separately, with description, including the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments", list each investment separately.


                                                                                      BALANCE AT        BALANCE AT
                                                                                      BEGINNING           CLOSE
ACCOUNT           ASSETS AND OTHER DEBITS                                             OF YEAR            OF YEAR
-------           -----------------------                                           -------------      ------------
  123             Investment in associate companies                                 $          --      $         --

  124             Other investments:
                        Pacific Life Insurance Co.; Key Man Life Insurance (1)              3,402             3,321
                        US Bancorp; Rabbi Trust (1)                                           458               502

  136             Temporary cash investments                                                   --                --
                                                                                    -------------      ------------
                                                                         TOTAL      $       3,860      $      3,823
                                                                                    =============      ============


         (1)      Funding vehicles for deferred compensation liabilities

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

            SCHEDULE V--ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                             (thousands of dollars)



INSTRUCTIONS: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.


                                                                                      BALANCE AT      BALANCE AT
                                                                                      BEGINNING         CLOSE
                                 DESCRIPTION                                           OF YEAR         OF YEAR
                                -------------                                        ------------    ------------
Account 146 -- Accounts Receivable from Associate Companies

         Xcel Energy Inc.                                                            $      6,953    $      6,330
         Xcel Energy-Cadence Inc.                                                               2              (1)
         Cheyenne Light, Fuel and Power Company                                               370             462
         1480 Welton, Inc.                                                                     42             136
         Public Service Company of Colorado                                                53,362          26,264
         P.S.R. Investments, Inc.                                                              18               4
         e prime, inc                                                                         119             183
         Xcel Energy International Inc.                                                        71              27
         PS Colorado Credit Corporation, a dissolved corporation                               56              --
         WestGas InterState, Inc.                                                               1               1
         Utility Engineering Corporation                                                    2,210           3,238
         Quixx Corporation                                                                    533              --
         Southwestern Public Service Company                                               14,929           6,335
         Planergy International Inc.                                                           60             470
         Xcel Energy Retail Holdings Inc.                                                      82              --
         Xcel Energy Wyco Inc.                                                                  3               8
         Wyco Development LLC                                                                   5               1
         NRG Energy, Inc.                                                                     816           4,384
         Viking Gas Transmission Company                                                       74             146
         Eloigne Company                                                                        7              15
         First Midwest Auto Park, Inc. (sold)                                                 (10)             --
         United Power & Land Company                                                           29              28
         Seren Innovations, Inc.                                                              160             171
         Ultra Power Technologies, Inc.                                                        (3)             --
         Black Mountain Gas Company                                                            51            (180)
         Xcel Energy Products and Services Inc.                                               120             190
         Northern States Power Company (a Minnesota Corp.) (NSP-MN)                        35,829          45,398
         Northern States Power Company (a Wisconsin Corp.) (NSP-WI)                         3,907           4,789
         Xcel Energy-Centrus Inc.                                                               9              --
         Reddy Kilowatt Corporation                                                             1               1
         XERS Inc.                                                                            728             228
         NCE Communications, Inc.                                                               2               1
         Xcel Energy Markets Holdings Inc.                                                     --             231
         Xcel Energy Ventures Inc.                                                             --             541
         XEPS LLC (dissolved)                                                                  --             (28)
         e-prime Energy Marketing, Inc.                                                        --              14
                                                                                     ------------    ------------
                                                                        TOTAL $           120,536    $     99,387
                                                                                     ============    ============

                                                                         Page 8a




                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

            SCHEDULE V--ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                             (thousands of dollars)



INSTRUCTIONS: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.


                                                                                                          TOTAL
                                                                                                         PAYMENTS
                                                                                                       ------------
Analysis of Convenience or Accommodation Payments:
         Public Service Company of Colorado                                                            $     66,962
         Northern States Power Company (a Minnesota Corp.) (NSP-MN)                                          27,665
         Northern States Power Company (a Wisconsin Corp.) (NSP-WI)                                           5,207
         Southwestern Public Service Company                                                                 18,786
         Xcel Energy Inc.                                                                                       232
         Cheyenne Light, Fuel and Power Company                                                               1,029
         Eloigne Company                                                                                         37
         Black Mountain Gas Company                                                                             140
         Seren Innovations, Inc.                                                                              1,118
         United Power & Land Company                                                                             82
         Viking Gas Transmission Company                                                                        563
         Xcel Energy Markets Holdings Inc.                                                                        7
         Xcel Energy Retail Holdings Inc.                                                                         5
         1480 Welton, Inc.                                                                                      159
         e prime, inc.                                                                                           18
         Planergy International Inc.                                                                             16
         Utility Engineering Corporation                                                                        583
         WestGas InterState, Inc.                                                                                 1
         NRG Energy, Inc.                                                                                       384
         e-prime Energy Marketing, Inc.                                                                           3
         XERS Inc.                                                                                              731
         NCE Communications, Inc.                                                                                 5
                                                                                                       ------------

                                                                                        TOTAL PAYMENTS      123,733
                                                                                                       ============


         The majority of convenience payments relate to insurance, donations, employee benefits, postage, freight, printing, facility services, banking activity, legal services, strategic planning contracts, software, hardware and communications.

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                 SCHEDULE VI--FUEL STOCK EXPENSES UNDISTRIBUTED
                             (thousands of dollars)


INSTRUCTIONS: Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" list below give an overall report of the fuel functions performed by the service company.

                          DESCRIPTION                                     LABOR         EXPENSE         TOTAL
                          -----------                                  ------------   ------------   ------------
Account 152 -- Fuel Stock Expenses Undistributed                       $         --   $         --   $         --
                                                                       ------------   ------------   ------------

                                                                 TOTAL $         --   $         --   $         --
                                                                       ============   ============   ============

Summary:  None


                   SCHEDULE VII--STORES EXPENSE UNDISTRIBUTED



INSTRUCTIONS: Report the amount of labor and expenses incurred with respect to stores expenses during the year and indicate amount attributable to each associate company.


                          DESCRIPTION                                     LABOR         EXPENSE         TOTAL
                          -----------                                  ------------   ------------   ------------
Account 163 -- Stores Expenses Undistributed                           $         --   $         61   $         61
                                                                       ------------   ------------   ------------

                                                                TOTAL  $         --   $         61   $         61
                                                                       ============   ============   ============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

             SCHEDULE VIII--MISCELLANEOUS CURRENT AND ACCRUED ASSETS
                             (thousands of dollars)


INSTRUCTIONS: Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                                                          BALANCE AT     BALANCE AT
                                                                                          BEGINNING        CLOSE
                                    DESCRIPTION                                            OF YEAR        OF YEAR
                                    -----------                                          ------------   ------------
Account 174 -- Miscellaneous Current and Accrued Assets                                  $         --   $         --
                                                                                         ------------   ------------

                                                                                  TOTAL  $         --   $         --
                                                                                         ============   ============


                   SCHEDULE IX--MISCELLANEOUS DEFERRED DEBITS
                             (thousands of dollars)


INSTRUCTIONS: Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.

                                                                                          BALANCE AT     BALANCE AT
                                                                                          BEGINNING        CLOSE
                                    DESCRIPTION                                            OF YEAR        OF YEAR
                                    -----------                                          ------------   ------------
Account 186 -- Miscellaneous Deferred Debits
         Prepaid pension                                                                 $     22,520   $     44,644
                                                                                         ------------   ------------

                                                                                  TOTAL  $     22,520   $     44,644
                                                                                         ============   ============


         SCHEDULE X--RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES
                             (thousands of dollars)



INSTRUCTIONS: Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

                                                                                          BALANCE AT     BALANCE AT
                                                                                          BEGINNING        CLOSE
                                    DESCRIPTION                                            OF YEAR        OF YEAR
                                    -----------                                          ------------   ------------
Account 188 -- Research, Development, or Demonstration
         Expenditures                                                                    $         --   $         --
                                                                                         ------------   ------------

                                                                                  TOTAL  $         --   $         --
                                                                                         ============   ============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                        SCHEDULE XI--PROPRIETARY CAPITAL
                  (thousands of dollars, except per share data)


                                                                      OUTSTANDING AT
                                                    PAR OR            CLOSE OF PERIOD
                                    NUMBER OF       STATED      ---------------------------
ACCOUNT                              SHARES         VALUE          NUMBER         TOTAL
NUMBER      CLASS OF STOCK         AUTHORIZED     PER SHARE      OF SHARES        AMOUNT
-------  ----------------------   ------------   ------------   ------------   ------------
   201   Common Stock Issued             1,000   $       0.01          1,000   $         --




INSTRUCTIONS: Classify amounts in each account with a brief explanation, disclosing the general nature of transactions which give rise to the amounts.


DESCRIPTION                                                                      AMOUNT
------------                                                                   ----------
Account 211 -- Miscellaneous Paid-In Capital                                   $        1
                --Accumulated Other Comprehensive Income:
                         unrealized investments gains (losses)                        (83)

Account 215 -- Appropriated Retained Earnings                                          --
                                                                               ----------
                                                                        TOTAL  $      (82)
                                                                               ==========




INSTRUCTIONS: Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owned or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.



                                                      BALANCE AT                                    BALANCE
                                                      BEGINNING     NET INCOME      DIVIDENDS       AT CLOSE
DESCRIPTION                                            OF YEAR       OR (LOSS)        PAID          OF YEAR
-----------                                          ------------   ------------   ------------   ------------
Account 216 -- Unappropriated
             Retained Earnings                       $         --   $         --   $         --   $         --
                                                     ------------   ------------   ------------   ------------
                                          TOTAL      $         --   $         --   $         --   $         --
                                                     ============   ============   ============   ============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                          SCHEDULE XII--LONG-TERM DEBT
                             (thousands of dollars)



INSTRUCTIONS: Advances from associate companies should be reported separately for advances on notes and advances on open accounts. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.




                        TERM OF
                       OBLIGATION
                         CLASS &                                            BALANCE AT                                    BALANCE
                       SERIES OF    DATE OF    INTEREST       AMOUNT        BEGINNING                    DEDUCTIONS       AT CLOSE
NAME OF CREDITOR       OBLIGATION   MATURITY     RATE       AUTHORIZED       OF YEAR       ADDITIONS         (1)          OF YEAR
----------------       ----------   --------   --------   --------------   ------------   ------------   ------------   ----------


Account 223 -
  Advances From
  Associate
  Companies:                                              $           --   $         --   $         --   $         --   $       --

Account 224 - Other
  Long-Term Debt:                                                     --             --             --             --           --
                                                          --------------   ------------   ------------   ------------   ----------
                                                  TOTAL   $           --   $         --   $         --   $         --   $       --
                                                          ==============   ============   ============   ============   ==========


    (1) Give an explanation of deductions:  None

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                 SCHEDULE XIII--CURRENT AND ACCRUED LIABILITIES
                             (thousands of dollars)


INSTRUCTIONS: Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.


                                                                                          BALANCE AT      BALANCE AT
                                                                                          BEGINNING         CLOSE
                           DESCRIPTION                                                     OF YEAR         OF YEAR
                           -----------                                                   ------------    ------------

Account 233 -- Notes Payable to Associate Companies
         Notes Payable - Xcel Energy Inc.                                                $     10,265    $     65,909
                                                                                         ------------    ------------

                                                                                  TOTAL  $     10,265    $     65,909
                                                                                         ============    ============

Account 234 -- Accounts Payable to Associate Companies                                   $         --    $         --
                                                                                         ------------    ------------

                                                                                  TOTAL  $         --    $         --
                                                                                         ============    ============

Account 242 -- Miscellaneous Current and Accrued Liabilities
         Current Liability - Suspense Account (billed out in January 2003)               $        (69)   $        (47)
                                                                                         ------------    ------------

                                                                                  TOTAL  $        (69)   $        (47)
                                                                                         ============    ============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                  SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS

INSTRUCTIONS: The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND FINANCIAL STATEMENT PRESENTATION

Xcel Energy Services Inc. (XES or the Company) is a wholly owned subsidiary of Xcel Energy Inc. (Xcel Energy). XES is the service company for Xcel Energy and its subsidiaries and began its operations effective August 1, 2000. XES provides various administrative, management, environmental and other support services to Xcel Energy and its subsidiaries, at cost, pursuant to service agreements approved by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA), as amended. The majority of the services performed by XES for Xcel Energy and its subsidiaries are provided to Xcel Energy's four major operating utilities, Northern States Power Company, a Minnesota corporation (NSP-Minnesota), Northern States Power Company, a Wisconsin corporation (NSP-Wisconsin), Public Service Company of Colorado and Southwestern Public Service Company.

On August 18, 2000, New Century Energies, Inc. (NCE) and Northern States Power Company (NSP) merged and formed Xcel Energy. Each share of NCE common stock was exchanged for 1.55 shares of Xcel Energy common stock. NSP shares became Xcel Energy shares on a one-for-one basis. The merger was structured as a tax-free, stock-for-stock exchange for shareholders of both companies (except for fractional shares), and accounted for as a pooling-of-interests. Pursuant to the merger agreement, NCE was merged with and into NSP. NSP, as the surviving legal corporation, changed its name to Xcel Energy.

REGULATION

XES is subject to regulation by the SEC under the PUHCA. XES' accounting policies conform to accounting principles generally accepted in the United States of America. XES maintains its accounts in accordance with the Uniform System of Accounts Prescribed for Public Utilities and Licensees subject to the Provisions of the Federal Power Act promulgated by the Federal Energy Regulatory Commission.

USE OF ESTIMATES

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of financial instruments approximates fair value. Fair values have been determined through information obtained from market sources and management estimates.

                                                                        Page 14a

INCOME TAXES

The Company's operations are included in the consolidated Federal income tax return of Xcel Energy. The allocation of income tax consequences to the Company, including alternative minimum tax, is calculated under a parent company policy which provides that benefits or liabilities created by the Company, computed on a separate return basis, will be allocated to (and paid to or by) the Company to the extent the benefits are usable or additional liabilities are incurred in Xcel Energy's consolidated tax returns. Deferred taxes are provided on temporary differences between the financial accounting and tax bases of assets and liabilities using the tax rates that are in effect at the balance sheet date (see Note 6).

STOCK-BASED COMPENSATION

The Company uses the intrinsic value based method of accounting for its stock-based compensation plan.

2. COMMON STOCK

XES is authorized to issue 1,000 shares of Common Stock at a par value of one cent ($0.01) per share. As of December 31, 2002, all shares of common stock were issued and held by Xcel Energy.

3. SHORT-TERM BORROWINGS

At December 31, 2002, Xcel Energy had $400 million in credit facilities with several banks.

           PERIOD BEGINNING                TERM                CREDIT LINE
             November 2000                5 years             $ 400 million

The line of credit provides short-term financing in the form of bank loans and letters of credit. At Dec. 31, 2002, there were $399 million of loans outstanding under the Xcel Energy line of credit. The borrowing rate under this line of credit is based on the applicable London Interbank Offered Rate (LIBOR) plus an applicable spread, a euro dollar rate margin and the amount of money borrowed.

The Board of Directors has authorized the Company to borrow directly from Xcel Energy. At December 31, intercompany borrowings outstanding and the weighted average interest rate were as follows (dollars in thousands):

                                                          2002          2001
        Intercompany borrowings.................        $ 65,909      $ 10,265
        Weighted average interest rate..........            2.79%         2.74%


4. COMMITMENTS AND CONTINGENCIES

LEASING PROGRAMS

The Company made payments for leases of various facilities used in the normal course of business. The majority of the operating leases are under a leasing program that has initial noncancelable terms of one year, while the remaining leases have various terms. These leases may be renewed or replaced. No material restrictions exist in these leasing agreements concerning dividends, additional debt, or further leasing. Rental expense for the years ended December 31, 2002 and 2001 was approximately $18.0 million and $14.3 million, respectively.

Estimated future minimum lease payments at December 31, 2002 are as follows (thousands of dollars):


        2003 ....................   $ 15,449
        2004 ....................     15,575
        2005 ....................     15,611
        2006 ....................     13,571
        2007 ....................      9,786
        All years thereafter ....      8,299

                                                                        Page 14b


TECHNOLOGY AGREEMENT

XES has a service agreement that extends through 2011 with International Business Machines Corporation (IBM) to manage most of XES's information technology systems and network infrastructure. This service agreement provides the Company with flexibility as to the amount, type and quality of service provided by IBM. The contract is cancelable at our option, although there are financial penalties for early termination. For the years ended December 31, 2002 and 2001, XES payments to IBM were approximately $132 million and $130 million, respectively. The contract also commits us to pay a minimal amount each year from 2002 through 2011.

5. BENEFIT PLANS AND OTHER POSTRETIREMENT BENEFITS

PENSIONS

The Company participates in various tax qualified noncontributory defined benefit pension plans, which cover substantially all Xcel Energy employees. At December 31, 2002, there were 14,445 Xcel Energy employees (including 2,965 Company employees) participating in these plans. Xcel Energy, as the plan sponsor, has overall responsibility for directly allocating such costs of each individual plan to each of the participating employers. The plans' actuary determined this allocation based on benefit obligations for active participants. Benefits are based on a combination of years of service, the employee's average pay and Social Security benefits.

Xcel Energy's policy is to fully fund into an external trust the actuarially determined pension costs recognized for ratemaking and financial reporting purposes, subject to the limitations of applicable employee benefit and tax laws. Plan assets principally consist of the common stock of public companies, corporate bonds and U.S. government securities. The target range for the Plan's asset allocation is 75 to 80 percent with equity investments, 5 to 10 percent with fixed income investments, no cash investments and 10 to 15 percent with nontraditional investments (such as real estate and timber ventures). At December 31, 2002, the actual pension portfolio mix was 68 percent equity, 16 percent fixed income, 4 percent cash investments and 12 percent nontraditional investments.

Summary information of the actuarially computed benefit obligation, plan assets, funded status and prepaid pension asset for the Xcel Energy plans at December 31, 2002 and 2001, is presented in the following table (in thousands):

                                                                 2002          2001
                                                             ------------   ------------

Benefit obligation .......................................   $  2,505,576   $  2,409,186
Fair value of plan assets ................................      2,639,963      3,267,586
                                                             ------------   ------------
Funded status: Plan assets exceed benefit obligations ....   $    134,387   $    858,400
                                                             ============   ============
Xcel Energy prepaid pension asset ........................   $    466,229   $    378,825
                                                             ============   ============

The Company's net periodic pension credit for the years ended December 31, 2002 and 2001 was $22,670,000 and $15,903,000. Significant assumptions used by the Company's actuary in the determination of these amounts are presented in the following table:

                                                                        2002          2001
                                                                     ----------    ----------

        Significant assumptions:
          Discount rate for year-end valuation ...................         6.75%         7.25%
          Expected long-term increase in compensation level ......         4.00%         4.50%
          Expected average long-term rate of return on assets ....         9.50%         9.50%

                                                                        Page 14c



DEFINED CONTRIBUTION PLANS

The Company participates in various defined contribution plans, which cover substantially all Xcel Energy employees. Total contributions to these plans by Xcel Energy were approximately $23 million and $29 million in 2002 and 2001, respectively.

Until May 6, 2002, Xcel Energy had a leveraged employee stock ownership plan
(ESOP) that covered substantially all employees of the former NSP. Xcel Energy made contributions to this noncontributory, defined contribution plan to the extent it realized a tax savings from dividends paid on certain ESOP shares. ESOP contributions had no material effect on Xcel Energy earnings because the contributions were essentially offset by the tax savings provided by the dividends paid on ESOP shares. Xcel Energy allocated leveraged ESOP shares to participants when it repaid ESOP loans with dividends on stock held by the ESOP.

In May 2002, the ESOP was terminated and its assets were combined into the Xcel Energy Retirement Savings 401(k) Plan. Starting with the 2003 plan year, the ESOP component of the 401(k) Plan will no longer be leveraged.

POSTRETIREMENT HEALTH CARE BENEFITS

The Company participates in various health and welfare plans administered by Xcel Energy. Xcel Energy has contributory health and welfare benefit plans that provide health care and death benefits to most Xcel Energy retirees. The NSP plan was terminated for nonbargaining employees retiring after 1998 and for bargaining employees after 1999. In conjunction with the 1993 adoption of Statement of Financial Accounting Standards No. 106 - "Employers' Accounting for Postretirement Benefits Other Than Pensions," Xcel Energy elected to amortize the unrecognized accumulated postretirement benefit obligation (APBO) on a straight-line basis over 20 years. Plan assets are held in external funding trusts and principally consist of investments in equity mutual funds, fixed income securities and cash equivalents.

Summary information of the actuarially computed benefit obligation, plan assets, funded status and accrued benefit cost for the Xcel Energy plans at December 31 is presented in the following table (in thousands):

                                                           2002           2001
                                                       ------------   ------------

Benefit obligation .................................   $    767,975   $    687,455
Fair value of plan assets ..........................        250,983        242,803
                                                       ------------   ------------
Funded status: Plan obligations exceed assets ......   $    516,992   $    444,652
                                                       ============   ============
Xcel Energy accrued benefit liability recorded .....   $    151,967   $    137,140
                                                       ============   ============

The Company's net periodic postretirement benefit cost for the years ended December 31, 2002 and 2001 was $2,692,000 and $2,120,000, respectively.
Significant assumptions used by the Company's actuary in the determination of these amounts are presented in the following table:

                                                                        2002          2001
                                                                     ----------    ----------

        Significant assumptions:
          Discount rate for year-end valuation ...................         6.75%         7.25%
          Expected average long-term rate of return on assets ....      8.0-9.0%          9.0%


The assumed health care cost trend rate in 2002 is approximately 8 percent, decreasing gradually to 5.5 percent in 2007 and remaining level thereafter. A 1-percent increase in the assumed health care cost trend rate would increase the Company's total accumulated benefit obligation by approximately $4,518,000 and the service and interest cost components of net periodic postretirement benefit costs by approximately $400,000. A 1-percent decrease in the assumed health care cost trend rate will decrease the Company's total accumulated benefit obligation by approximately $3,720,000 and the service and interest cost components of net periodic postretirement benefit costs by approximately $325,000.

                                                                        Page 14d



6. INCOME TAXES

The provision for income taxes for the years ended December 31, 2002 and 2001 consist of the following (in thousands of dollars):

                                                  2002          2001
                                               ----------    ----------
        Current income taxes:
           Federal .........................   $   (2,834)   $   (3,614)
           State ...........................         (393)         (405)
                                               ----------    ----------
           Total current income taxes ......       (3,227)       (4,019)
                                               ----------    ----------

        Deferred income taxes:
           Federal .........................        1,319         3,792
           State ...........................          183           430
                                               ----------    ----------
             Total deferred income taxes ...        1,502         4,222
                                               ----------    ----------

        Total provision for income taxes ...   $   (1,725)   $      203
                                               ==========    ==========

A reconciliation of the statutory U.S. income tax rate and the effective tax rates for the years ended December 31, 2002 and 2001 follows (dollars in thousands):

                                                              2002                          2001
                                                             ------                        ------
Tax computed at U.S. statutory rate on pre-tax
   accounting income ...........................   $     (604)           35%    $       71           35%
Increase (decrease) in tax from:
State income taxes, net of Federal income tax
   benefit .....................................         (136)            7             16            8
Non-deductible business meals ..................          110            (6)           116           57
Stock options ..................................       (1,838)          107             --           --
Lobbying expenses ..............................          709           (41)            --           --

Other ..........................................           34            (2)            --           --
                                                   ----------    ----------     ----------   ----------
Total income taxes .............................   $   (1,725)          100%    $      203          100%
                                                   ==========    ==========     ==========   ==========

The tax effects of significant temporary differences representing deferred tax liabilities and assets are as follows (in thousands):

                                            2002         2001
                                         ----------   ----------
Deferred income tax liabilities:
   Information systems charges .......   $    4,537   $    6,575
   Pension related costs .............       12,338        2,566
   Rent adjustments ..................        2,307        1,438
   Incentive compensation ............           --          413
   Vacation liability ................          447           --
                                         ----------   ----------
     Total ...........................   $   19,629   $   10,992
                                         ----------   ----------

Deferred income tax assets:
   Postretirement benefit costs ......   $    4,249   $    1,200
   Employee severance costs
                                              4,125           --
   Vacation liability ................           --           39
                                         ----------   ----------
     Total ...........................   $    8,374   $    1,239
                                         ----------   ----------

Net deferred income tax liability ....   $   11,255   $    9,753
                                         ==========   ==========

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                  SCHEDULE XV - COMPARATIVE STATEMENT OF INCOME
                             (thousands of dollars)

                                                                       CURRENT          PRIOR
ACCOUNT     DESCRIPTION                                                  YEAR            YEAR
-------     -----------                                              ------------    ------------

            INCOME
457         Services rendered to associate companies                 $    633,205    $    663,190
458         Services rendered to nonassociate companies                        --              --
421         Miscellaneous income and loss                                      --              --
                                                                     ------------    ------------
                                            TOTAL INCOME                  633,205         663,190
                                                                     ------------    ------------

            EXPENSES
920         Salaries and wages                                            219,445         182,460
921         Office supplies and expenses                                  419,257         295,794
922         Administrative expenses transferred - credit                 (174,628)          5,414
923         Outside services employed                                     101,253          73,114
924         Property insurance                                                141            (573)
925         Injuries and damages                                            7,324           3,528
926         Employee pensions and benefits                                  6,641          52,339
928         Regulatory commission expenses                                    (36)             --
930.1       General advertising expenses                                    9,071           8,917
930.2       Miscellaneous general expenses                                 14,533           3,226
931         Rents                                                           7,930           6,698
932         Maintenance of structures and equipment                            --              --
935         Maintenance of general plant                                       --              --

            OTHER EXPENSES
403         Depreciation and amortization expense                              --              --
408         Taxes other than income taxes                                  14,760          13,034
409         Income taxes                                                   (3,226)         (4,019)
410         Provision for deferred income taxes                             1,502           4,222
411         Provision for deferred income taxes - credit                       --              --
411.5       Investment tax credit                                              --              --
416         Expense from merchandise jobbing and contract work                 --              --
417.1       Expenses of nonutility operations                                  --              --
426.1       Donations                                                       1,310           5,753
426.5       Other deductions                                                6,942          10,962
427         Interest on long-term debt                                         --              --
430         Interest on debt to associate companies                         1,345           2,310
431         Other interest expense                                           (359)             11
                                                                     ------------    ------------
                                                     TOTAL EXPENSE        633,205         663,190
                                                                     ------------    ------------
                                               NET INCOME OR (LOSS)  $         --    $         --
                                                                     ============    ============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                               ANALYSIS OF BILLING

                        ASSOCIATE COMPANIES--ACCOUNT 457
                             (thousands of dollars)

                                                     DIRECT       INDIRECT      COMPENSATION      TOTAL
                                                     COSTS          COSTS         FOR USE         AMOUNT
NAME OF ASSOCIATE COMPANY                           CHARGED        CHARGED       OF CAPITAL       BILLED
-------------------------                         ------------   ------------   ------------   ------------
                                                     457-1          457-2          457-3

Public Service Company of Colorado                $    158,506   $     49,132   $        723   $    208,361
Southwestern Public Service Company                     50,822         17,223            147         68,192
Cheyenne Light, Fuel and Power Company                   2,042            862             17          2,921
1480 Welton, Inc.                                           30            444             --            474
e prime, inc.                                              900            337              3          1,240
P.S.R. Investments, Inc.                                   224             67             --            291
WestGas InterState, Inc.                                    20              4             --             24
Utility Engineering Corporation                            862          1,471            121          2,454
Xcel Energy Inc.                                        17,522          3,529             25         21,076
Xcel Energy International Inc.                             424             69              1            494
Xcel Energy-Cadence Inc.                                     4             --             --              4
Public Service Company of Colorado  (Hayden)               254              1             --            255
Planergy International Inc.                                511            259             22            792
Xcel Energy-Centrus Inc.                                     1             --              1              2
Public Service Company of Colorado  (Tri-State)             19             --             --             19
Xcel Energy WYCO Inc.                                       67             22             --             89
Xcel Energy Retail Holdings Inc.                            81             --              1             82
NCE Communications, Inc.                                     6              9             --             15
XERS Inc.                                                2,533             90              9          2,632
NSP-MN                                                 224,932         47,735            207        272,874
NSP-WI                                                  28,392          8,303             33         36,728
NRG Energy, Inc.                                         5,048          4,864             17          9,929
Viking Gas Transmission Company                            473            338              2            813
Eloigne Company                                             68             70             --            138
First Midwest Auto Park, Inc. (sold)                         8              2             --             10
Reddy Kilowatt Corporation                                   5              6             --             11
United Power and Land Company                              136             13             --            149
Seren Innovations, Inc.                                    684            780              3          1,467
Ultra Power Technologies, Inc.                               1             --             --              1
Black Mountain Gas Company                                 134            143              1            278
Natrogas, Incorporated                                       9             --              6             15
Xcel Energy Ventures Inc.                                    1             --              1              2
Xcel Energy Wholesale Group Inc.                             1             --             --              1
XEPS, LLC (dissolved)                                       --              4             --              4
Xcel Energy Transco Inc.                                 1,227             16              4          1,247
e-prime Energy Marketing, Inc.                             114              5              1            120
e-prime Florida, Inc.                                        1             --             --              1
                                                  ------------   ------------   ------------   ------------
                                         TOTAL    $    496,062   $    135,798   $      1,345   $    633,205
                                                  ============   ============   ============   ============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                               ANALYSIS OF BILLING

                       NONASSOCIATE COMPANIES--ACCOUNT 458
                             (thousands of dollars)

INSTRUCTIONS: Provide a brief description of the services rendered to each nonassociate company:

NAME OF           DIRECT   INDIRECT   COMPENSATION             EXCESS      TOTAL
NONASSOCIATE       COSTS    COSTS        FOR USE     TOTAL       OR       AMOUNT
COMPANY          CHARGED   CHARGED     OF CAPITAL     COST   DEFICIENCY   BILLED
------------     -------   --------   ------------   -----   ----------   ------
                  458-1     458-2         458-3                 458-4

None


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                 SCHEDULE XVI--ANALYSIS OF CHARGES FOR SERVICE--
                      ASSOCIATE AND NONASSOCIATE COMPANIES
                             (thousands of dollars)

INSTRUCTIONS: Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

                                                                ASSOCIATE COMPANY CHARGES            NONASSOCIATE COMPANY CHARGES
                                                          --------------------------------------     ----------------------------
                                                            DIRECT       INDIRECT
ACCOUNT     DESCRIPTION OF ITEMS                             COST          COST         TOTAL                  (None)
-------     --------------------                          ----------    ----------    ----------
920         Salaries and wages                            $  184,653    $   34,792    $  219,445
921         Office supplies and expenses                     359,640        59,617       419,257
922         Administrative expense transferred - credit     (174,628)           --      (174,628)
923         Outside services employed                         76,885        24,368       101,253
924         Property insurance                                   137             4           141
925         Injuries and damages                               3,729         3,595         7,324
926         Employee pensions and benefits                     5,404         1,237         6,641
928         Regulatory commission expense                        (36)           --           (36)
930.1       General advertising expenses                       6,215         2,856         9,071
930.2       Miscellaneous general expense                     12,410         2,123        14,533
931         Rents                                              6,930         1,000         7,930
932         Maintenance of structures and equipment               --            --            --
403         Depreciation and amortization expense                 --            --            --
408         Taxes other than income taxes                     12,612         2,148        14,760
409         Income taxes                                      (3,226)           --        (3,226)
410         Provision for deferred income taxes                1,502            --         1,502
411         Provision for deferred income taxes-credit            --            --            --
411.5       Investment tax credit                                 --            --            --
426.1       Donations                                         (1,710)        3,020         1,310
426.5       Other deductions                                   5,700         1,242         6,942
427         Interest on long-term debt                            --            --            --
431         Other interest expense                                --          (359)         (359)
                                                          ----------    ----------    ----------
                                         TOTAL EXPENSES      496,217       135,643       631,860
                                                          ----------    ----------    ----------
            Compensation for use of equity capital                --            --            --
430         Interest on debt to associate companies            1,345                       1,345
                                                          ----------    ----------    ----------
                                  TOTAL COST OF SERVICE   $  497,562    $  135,643    $  633,205
                                                          ==========    ==========    ==========

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                        SCHEDULE XVII-SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or
service function. (See Instruction 01-3
General Structure of Accounting System:
Uniform System of Accounts).
                                                                                             DEPARTMENT OR SERVICE FUNCTION
                                                                                   -------------------------------------------------
                                                           TOTAL                    EXECUTIVE    INVESTOR     INTERNAL
ACCOUNT   DESCRIPTION OF ITEMS                            AMOUNT     OVERHEAD(1)    MGMT SRVS    RELATIONS     AUDIT        LEGAL
-------   --------------------                          ----------   -----------   ----------   ----------   ----------   ----------
920       Salaries and wages                               219,445            --        2,275          664        1,717        4,468
921       Office supplies and expenses                     419,257            --          726        1,271          162        2,789
922       Administrative expense transferred - credit     (174,628)           --           --           --           --           --
923       Outside services employed                        101,253            --        1,432        2,213           15       17,324
924       Property insurance                                   141            --           --           --           --            2
925       Injuries and damages                               7,324            --           --           --           --           --
926       Employee pensions and benefits                     6,641            --           80            7           62           65
928       Regulatory commission expense                        (36)           --           --           --           --           --
930.1     General advertising expenses                       9,071            --           --            9           --           --
930.2     Miscellaneous general expense                     14,533            --        2,343           --           --            1
931       Rents                                              7,930            --           --           --           --           --
932       Maintenance of structures and equipment               --            --           --           --           --           --
935       Maintenance of general plant                          --            --           --           --           --           --
403       Depreciation and amortization expense                 --            --           --           --           --           --
408       Taxes other than income taxes                     14,760            --          153           27          114          170
409       Income taxes                                      (3,226)           --           --           --           --           --
410       Provision for deferred income taxes                1,502            --           --           --           --           --
411       Provision for deferred income taxes-credit            --            --           --           --           --           --
411.5     Investment tax credit                                 --            --           --           --           --           --
426.1     Donations                                          1,310            --           71           64           --           --
426.5     Other deductions                                   6,942            --          118          188           --          838
427       Interest on long-term debt                            --            --           --           --           --           --
430       Interest on debt to associate companies            1,345            --           --           --           --           --
431       Other interest expense                              (359)           --           --           --           --           --
                                                        ----------    ----------   ----------   ----------   ----------   ----------
                              TOTAL EXPENSES            $  633,205    $       --   $    7,198   $    4,443   $    2,070   $   25,657
                                                        ==========    ==========   ==========   ==========   ==========   ==========

(1) Overhead costs are included in each Service Function's cost in Accounts 408, 920, 926

                                                                        Page 19a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                        SCHEDULE XVII-SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or
service function. (See Instruction 01-3
General Structure of Accounting System:
Uniform System of Accounts).
                                                                           DEPARTMENT OR SERVICE FUNCTION
                                                        -------------------------------------------------------------------
                                                                                       CORP
                                                          CLAIMS       CORPORATE     STRATEGY &    GOVERNMENT  FACILITIES &
ACCOUNT   DESCRIPTION OF ITEMS                           SERVICES   COMMUNICATIONS  BUS DEVELOP      AFFAIRS   REAL ESTATE
-------   --------------------                          ----------  --------------  -----------    ----------  ------------
920       Salaries and wages                                   765          3,272         3,546         1,698        2,374
921       Office supplies and expenses                         144          3,777         6,483           922        4,283
922       Administrative expense transferred - credit           --             --            --            --         (234)
923       Outside services employed                             86          1,937         2,747         1,602        9,204
924       Property insurance                                     3             --            --             1            3
925       Injuries and damages                                  --             --            --            --           --
926       Employee pensions and benefits                        18             88            80            48           55
928       Regulatory commission expense                         --             --            --            --           --
930.1     General advertising expenses                          --          8,678            --             1           --
930.2     Miscellaneous general expense                         --             --            --           323           --
931       Rents                                                 --              6            --           119        6,544
932       Maintenance of structures and equipment               --             --            --            --           --
935       Maintenance of general plant                          --             --            --            --           --
403       Depreciation and amortization expense                 --             --            --            --           --
408       Taxes other than income taxes                         41            194           191           101          114
409       Income taxes                                          --             --            --            --           --
410       Provision for deferred income taxes                   --             --            --            --           --
411       Provision for deferred income taxes-credit            --             --            --            --           --
411.5     Investment tax credit                                 --             --            --            --           --
426.1     Donations                                             --            350            --           122           --
426.5     Other deductions                                      --            (50)          167            29            4
427       Interest on long-term debt                            --             --            --            --           --
430       Interest on debt to associate companies               --             --            --            --           --
431       Other interest expense                                --             --            --            --           --
                                                        ----------     ----------    ----------    ----------   ----------
                             TOTAL EXPENSES             $    1,057     $   18,252    $   13,214    $    4,966   $   22,347
                                                        ==========     ==========    ==========    ==========   ==========

                                                                             19b

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                        SCHEDULE XVII-SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or
service function. (See Instruction 01-3
General Structure of Accounting System:
Uniform System of Accounts).
                                                                                DEPARTMENT OR SERVICE FUNCTION
                                                        ----------------------------------------------------------------------------
                                                          FACILITIES                     SUPPLY CHAIN
                                                        ADMINISTRATIVE     SUPPLY          SPECIAL           HUMAN       FINANCE &
ACCOUNT    DESCRIPTION OF ITEMS                            SERVICES         CHAIN          PROGRAMS        RESOURCES      TREASURY
-------    --------------------                         --------------   ------------    ------------    ------------   ------------
920        Salaries and wages                                     479          5,945             309           7,374          2,748
921        Office supplies and expenses                         1,047         37,123              95           8,599          2,721
922        Administrative expense transferred - credit             --        (34,554)           (396)            341              8
923        Outside services employed                            2,040          3,628               1           3,191            660
924        Property insurance                                      --              1              --              12             67
925        Injuries and damages                                    15             --              --           4,511          2,828
926        Employee pensions and benefits                           4            188              11             257             66
928        Regulatory commission expense                           --             --              --              --             --
930.1      General advertising expenses                             2             --              --              --             --
930.2      Miscellaneous general expense                           --             --              --              --             --
931        Rents                                                  360             --              --              17             22
932        Maintenance of structures and equipment                 --             --              --              --             --
935        Maintenance of general plant                            --             --              --              --             --
403        Depreciation and amortization expense                   --             --              --              --             --
408        Taxes other than income taxes                           15            392              20             633            154
409        Income taxes                                            --             --              --              --             --
410        Provision for deferred income taxes                     --             --              --              --             --
411        Provision for deferred income taxes-credit              --             --              --              --             --
411.5      Investment tax credit                                   --             --              --              --             --
426.1      Donations                                               --             66              --              --              2
426.5      Other deductions                                        --             34              --             172             --
427        Interest on long-term debt                              --             --              --              --             --
430        Interest on debt to associate companies                 --             --              --              --             --
431        Other interest expense                                  --             --              --              --             --
                                                         ------------   ------------    ------------    ------------   ------------
                              TOTAL EXPENSES             $      3,962   $     12,823    $         40    $     25,107   $      9,276
                                                         ============   ============    ============    ============   ============

                                                                             19c

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                        SCHEDULE XVII-SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

                         DEPARTMENT OR SERVICE FUNCTION

INSTRUCTIONS: Indicate each department or
service function. (See Instruction 01-3
General Structure of Accounting System:
Uniform System of Accounts).
                                                                               DEPARTMENT OR SERVICE FUNCTION
                                                        -------------------------------------------------------------------------
                                                          ACCOUNTING    BUSINESS UNIT
                                                        FINANCIAL RPTG    ACCOUNTING     PAYMENT &     RECEIPTS
ACCOUNT   DESCRIPTION OF ITEMS                            AND TAXES     AND BUDGETING    REPORTING     PROCESSING       PAYROLL
-------   --------------------                          --------------  -------------   -----------   ------------   ------------
920       Salaries and wages                                  17,875          15,804          1,389            841            739
921       Office supplies and expenses                        16,061          47,844            170            193            250
922       Administrative expense transferred - credit           (870)             --             --             --             --
923       Outside services employed                            4,292           6,210            437          1,013            188
924       Property insurance                                       1               1             --             --             --
925       Injuries and damages                                   (30)             --             --             --             --
926       Employee pensions and benefits                         370             428             47             10             30
928       Regulatory commission expense                           --              --             --             --             --
930.1     General advertising expenses                            --              --             --             --             --
930.2     Miscellaneous general expense                       11,757               6             --             --             --
931       Rents                                                   16               7              2            270             --
932       Maintenance of structures and equipment                 --              --             --             --             --
935       Maintenance of general plant                            --              --             --             --             --
403       Depreciation and amortization expense                   --              --             --             --             --
408       Taxes other than income taxes                        2,785             860             84             20             48
409       Income taxes                                        (3,226)             --             --             --             --
410       Provision for deferred income taxes                  1,502              --             --             --             --
411       Provision for deferred income taxes-credit              --              --             --             --             --
411.5     Investment tax credit                                   --              --             --             --             --
426.1     Donations                                                5             602             --             --             --
426.5     Other deductions                                     4,168           1,191             --             --             71
427       Interest on long-term debt                              --              --             --             --             --
430       Interest on debt to associate companies              1,345              --             --             --             --
431       Other interest expense                                (359)             --             --             --             --
                                                        ------------    ------------   ------------   ------------   ------------
                             TOTAL EXPENSES             $     55,692    $     72,953   $      2,129   $      2,347   $      1,326
                                                        ============    ============   ============   ============   ============

                                                                             19d

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                        SCHEDULE XVII-SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or
service function. (See Instruction 01-3
General Structure of Accounting System:
Uniform System of Accounts).
                                                                               DEPARTMENT OR SERVICE FUNCTION
                                                          -------------------------------------------------------------------------
                                                                              ENERGY SUPPLY      ENERGY SUPPLY      ENERGY MARKETS
                                                              RATES &         ENGINEERING &        BUSINESS       REGULATED TRADING
ACCOUNT   DESCRIPTION OF ITEMS                              REGULATION        ENVIRONMENTAL       RESOURCES         AND MARKETING
-------   --------------------                            --------------     --------------     --------------    -----------------
920       Salaries and wages                                       6,826              4,992             13,893             15,293
921       Office supplies and expenses                             1,480              1,452             14,279              1,995
922       Administrative expense transferred - credit                 --                 --                 --                 --
923       Outside services employed                                  404              1,771              2,534              1,090
924       Property insurance                                           1                  7                 10                  1
925       Injuries and damages                                        --                 --                 --                 --
926       Employee pensions and benefits                             182                111                336                777
928       Regulatory commission expense                               --                  2                 --                 --
930.1     General advertising expenses                                28                 --                 --                 --
930.2     Miscellaneous general expense                               --                 67                 --                  2
931       Rents                                                       19                 10                 19                 80
932       Maintenance of structures and equipment                     --                 --                 --                 --
935       Maintenance of general plant                                --                 --                 --                 --
403       Depreciation and amortization expense                       --                 --                 --                 --
408       Taxes other than income taxes                              370                247                728                911
409       Income taxes                                                --                 --                 --                 --
410       Provision for deferred income taxes                         --                 --                 --                 --
411       Provision for deferred income taxes-credit                  --                 --                 --                 --
411.5     Investment tax credit                                       --                 --                 --                 --
426.1     Donations                                                   --                  5                 --                 --
426.5     Other deductions                                            --                  1                  8                 --
427       Interest on long-term debt                                  --                 --                 --                 --
430       Interest on debt to associate companies                     --                 --                 --                 --
431       Other interest expense                                      --                 --                 --                 --
                                                          --------------     --------------     --------------     --------------
                             TOTAL EXPENSES               $        9,310     $        8,665     $       31,807     $       20,149
                                                          ==============     ==============     ==============     ==============

                                                                             19e

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                        SCHEDULE XVII-SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or
service function. (See Instruction 01-3
General Structure of Accounting System:
Uniform System of Accounts).
                                                                              DEPARTMENT OR SERVICE FUNCTION
                                                          -------------------------------------------------------------------------
                                                                                  ENERGY        ENERGY DELIVERY     ENERGY DELIVERY
                                                          ENERGY MARKETS         DELIVERY        CONSTRUCTION         ENGINEERING/
ACCOUNT          DESCRIPTION OF ITEMS                    FUEL PROCUREMENT        MARKETING      OPERATION & MTCE         DESIGN
-------          --------------------                    ----------------     --------------    ----------------    ---------------
920       Salaries and wages                                       3,086              1,404             14,381              23,204
921       Office supplies and expenses                               835                918             11,373              12,825
922       Administrative expense transferred - credit                 --                 --                 --                  --
923       Outside services employed                                  109                581              3,495              14,470
924       Property insurance                                          --                  1                  6                   4
925       Injuries and damages                                        --                 --                 --                  --
926       Employee pensions and benefits                              78                 39                408                 733
928       Regulatory commission expense                               --                 --                (38)                 --
930.1     General advertising expenses                                --                 --                 --                   4
930.2     Miscellaneous general expense                               --                 --                 --                  --
931       Rents                                                        6                 --                  6                 341
932       Maintenance of structures and equipment                     --                 --                 --                  --
935       Maintenance of general plant                                --                 --                 --                  --
403       Depreciation and amortization expense                       --                 --                 --                  --
408       Taxes other than income taxes                              190                 76                815               1,444
409       Income taxes                                                --                 --                 --                  --
410       Provision for deferred income taxes                         --                 --                 --                  --
411       Provision for deferred income taxes-credit                  --                 --                 --                  --
411.5     Investment tax credit                                       --                 --                 --                  --
426.1     Donations                                                   --                 --                 --                  --
426.5     Other deductions                                            --                 --                 --                  --
427       Interest on long-term debt                                  --                 --                 --                  --
430       Interest on debt to associate companies                     --                 --                 --                  --
431       Other interest expense                                      --                 --                 --                  --
                                                          --------------     --------------     --------------      --------------
                             TOTAL EXPENSES               $        4,304     $        3,019     $       30,446      $       53,025
                                                          ==============     ==============     ==============      ==============

                                                                             19f

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                        SCHEDULE XVII-SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or
service function. (See Instruction 01-3
General Structure of Accounting System:
Uniform System of Accounts).
                                                                             DEPARTMENT OR SERVICE FUNCTION
                                                         --------------------------------------------------------------------
                                                          MARKETING     CUSTOMER    INFORMATION      AVIATION
ACCOUNT   DESCRIPTION OF ITEMS                            AND SALES      SERVICE     TECHNOLOGY      SERVICES        FLEET
-------   --------------------                           ----------    ----------   -----------     ----------     ----------
920       Salaries and wages                                 19,544        33,371         7,582            790            797
921       Office supplies and expenses                        3,368        37,411       193,328          5,218            115
922       Administrative expense transferred - credit            --            --      (135,555)        (3,368)            --
923       Outside services employed                           4,950         4,630         8,910             89             --
924       Property insurance                                     11             9            --             --             --
925       Injuries and damages                                   --            --            --             --             --
926       Employee pensions and benefits                        612         1,225           186             21             19
928       Regulatory commission expense                          --            --            --             --             --
930.1     General advertising expenses                          182           167            --             --             --
930.2     Miscellaneous general expense                           4            --            30             --             --
931       Rents                                                   7            17            57              5             --
932       Maintenance of structures and equipment                --            --            --             --             --
935       Maintenance of general plant                           --            --            --             --             --
403       Depreciation and amortization expense                  --            --            --             --             --
408       Taxes other than income taxes                       1,173         2,192           416             45             37
409       Income taxes                                           --            --            --             --             --
410       Provision for deferred income taxes                    --            --            --             --             --
411       Provision for deferred income taxes-credit             --            --            --             --             --
411.5     Investment tax credit                                  --            --            --             --             --
426.1     Donations                                              15             8            --             --             --
426.5     Other deductions                                        3            --            --             --             --
427       Interest on long-term debt                             --            --            --             --             --
430       Interest on debt to associate companies                --            --            --             --             --
431       Other interest expense                                 --            --            --             --             --
                                                         ----------    ----------    ----------     ----------     ----------
                             TOTAL EXPENSES              $   29,869    $   79,030    $   74,954     $    2,800     $      968
                                                         ==========    ==========    ==========     ==========     ==========

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                 DEPARTMENTAL ANALYSIS OF SALARIES--ACCOUNT 920
                             (thousands of dollars)

                                                              DEPARTMENTAL SALARY EXPENSE
                                                 ------------------------------------------------------------
                                                                   INCLUDED IN AMOUNTS BILLED TO:
                                                                   ------------------------------
                                                                                                                   NUMBER OF
NAME OF DEPARTMENT                                  TOTAL           PARENT          OTHER            NON-          PERSONNEL
OR SERVICE FUNCTION                                 AMOUNT         COMPANY        ASSOCIATES      ASSOCIATES      END OF YEAR
-------------------                              ------------    ------------    ------------    ------------    ------------

Executive Management Services                    $      2,275    $        326    $      1,949    $         --              12
Internal Audit                                          1,717              40           1,677              --              23
Aviation Services                                         790              --             790              --               9
Government Affairs                                      1,698              30           1,668              --              14
Corporate and Employee Communications                   3,272              71           3,201              --              40
Legal                                                   4,468             278           4,190              --              37
Claims Services                                           765              --             765              --              12
Corporate Strategy and Business Development             3,546             205           3,341              --              21
Energy Supply Business Resources                       13,893              44          13,849              --             131
Energy Markets Regulated Trading & Marketing           15,293             335          14,958              --             142
Energy Supply Engineering & Environmental               4,992              50           4,942              --              65
Energy Markets Fuel Procurement                         3,086               7           3,079              --              38
Information Technology                                  7,582              82           7,500              --              83
Supply Chain                                            5,945              13           5,932              --              81
Supply Chain Special Programs                             309              --             309              --               7
Investor Relations                                        664              33             631              --               7
Payment & Reporting                                     1,389              --           1,389              --              29
Human Resources                                         7,374             279           7,095              --             206
Payroll                                                   739               4             735              --              13
Rates and Regulation                                    6,826               4           6,822              --              74
Accounting, Financial Reporting and Taxes              17,875           8,246           9,629              --             126
Energy Delivery Engineering/Design                     23,204              --          23,204              --             397
Energy Delivery Construction, Oper & Maint             14,381              --          14,381              --             125
Fleet                                                     797              --             797              --              10
Energy Delivery Marketing                               1,404              --           1,404              --              15
Customer Service                                       33,371               2          33,369              --             835
Marketing and Sales                                    19,544               7          19,537              --             230
Facilities & Real Estate                                2,374               1           2,373              --              22
Facilities Administrative Services                        479              15             464              --              20
Finance & Treasury                                      2,748             115           2,633              --              31
Business Unit Accounting and Budgeting                 15,804             239          15,565              --             143
Receipts Processing                                       841              --             841              --              22
                                                 ------------    ------------    ------------    ------------    ------------
                                        TOTAL    $    219,445    $     10,426    $    209,019    $         --           3,020
                                                 ============    ============    ============    ============    ============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)


INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                           RELATIONSHIP
                                                      SERVICES             A'=ASSOCIATED
           FROM WHOM PURCHASED                        PROVIDED          "NA"=NONASSOCIATED           AMOUNT
           -------------------                        --------          ------------------         ---------

Legal Services
    Andrew M. Toft                                 Legal Services               NA                  $     52
    Baker Botts, LLP                               Legal Services               NA                        56
    Briggs & Morgan                                Legal Services               NA                     3,213
    Brooks & Jackson, Inc.                         Legal Services               NA                        41
    Brownstein Hyatt Farber                        Legal Services               NA                       169
    Burford & Ryburn, LLP                          Legal Services               NA                        31
    Charles River Associates, Inc.                 Legal Services               NA                       382
    Dewey Ballantine, LLP                          Legal Services               NA                       369
    Donald Gary Howard                             Legal Services               NA                        56
    Dorsey & Whitney, LLP                          Legal Services               NA                       420
    Ducker Montgomery & Lewis PC                   Legal Services               NA                        74
    Elzi Pringle & Gurr                            Legal Services               NA                       488
    Faegre & Benson                                Legal Services               NA                     1,148
    Fredrikson & Byron PA                          Legal Services               NA                        73
    Friedlob Sanderson Raskin & Paulson            Legal Services               NA                       219
    Gibson, Ochsner & Adkins, LLP                  Legal Services               NA                        54
    Gorsuch Kirgis LLC                             Legal Services               NA                       583
    Gray, Plant, Mooty, Mooty                      Legal Services               NA                       248
    Hinkle, Hensley, Shanor & Martin               Legal Services               NA                     1,145
    Hogan & Hartson, LLP                           Legal Services               NA                       111
    Holland & Hart, LLP                            Legal Services               NA                        72
    Holme, Roberts & Owen, LLP                     Legal Services               NA                        46
    Hunton & Williams                              Legal Services               NA                        30
    Jones, Day, Reavis & Pouge                     Legal Services               NA                     3,652
    Kelly & Ryberg, S. C.                          Legal Services               NA                        95
    Kirby A. Kennedy & Associates                  Legal Services               NA                        27
    Landry & Ludewig, LLP                          Legal Services               NA                       107
    LeBouf, Lamb, Greene & MacRae LLP              Legal Services               NA                       227
    Lindquist & Vennum                             Legal Services               NA                        61
    Loomis, Ewert, Parsley & Davis                 Legal Services               NA                        40
    McCarthy, Sweeney & Harkaway, PC               Legal Services               NA                       108
    McDermott, Will & Emery                        Legal Services               NA                       340
    Merchant & Gould PC                            Legal Services               NA                        68
    Messerli & Kramer Attorneys                    Legal Services               NA                        34
    Michael, Best & Friedrich                      Legal Services               NA                       372
    Morgan, Lewis & Bockius, LLP                   Legal Services               NA                       568
    Ove Arup & Partners MA, Inc.                   Legal Services               NA                        51
    Peterson, Farris, Doores & Jones               Legal Services               NA                       247
    Ramsey Action Program, Inc.                    Legal Services               NA                        45
    Richard V. Huston, DVM                         Legal Services               NA                        31
    Rider, Bennett, Egan & Arundel                 Legal Services               NA                        50
    Robinson, Water & O'Dorisio                    Legal Services               NA                        38
    Shaw Pittman, LLP                              Legal Services               NA                        92
    Shenehon Company                               Legal Services               NA                        31

                                                                        Page 21a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)

INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                        RELATIONSHIP
                                                             SERVICES                  A'=ASSOCIATED
           FROM WHOM PURCHASED                               PROVIDED               "NA"=NONASSOCIATED            AMOUNT
           -------------------                               --------               ------------------          ---------

    Skadden, Arps, Slate, Meagher & Flom           Legal Services                            NA                       260
    Slover & Loftus                                Legal Services                            NA                       399
    Squire, Sanders & Dempsey                      Legal Services                            NA                       328
    Stone & Webster Consultants                    Legal Services                            NA                        38
    Thelen, Reid & Priest, LLP                     Consulting/Outside Services               NA                        35
    Thompson, Hine & Flory, LLP                    Legal Services                            NA                       212
    Trivue                                         Legal Services                            NA                        54
    White & Steele                                 Legal Services                            NA                       307
    Winston & Strawn                               Legal Services                            NA                        93
    Other (234)                                    Various                                                            810
                                                                                                                ---------
                                                   Total Legal Services                                            17,895
                                                                                                                ---------


Auditing, Tax, Consulting and Accounting Services
    Arthur Andersen LLP                            Auditing, Tax and Other Services          NA                     4,181
    Deloitte & Touche LLP                          Auditing, Tax and Other Services          NA                     1,651
    Price Waterhouse Coopers                       Auditing, Tax and Other Services          NA                        93
                                                                                                                ---------
                                                   Total Auditing, Tax, Consulting and Other Services               5,925
                                                                                                                ---------

Consulting/Outside Services
    ABB, Inc.                                      Consulting/Outside Services               NA                       323
    Acconite Corporation                           Consulting/Outside Services               NA                        50
    Accountants on Call                            Consulting/Outside Services               NA                       306
    Acme $ of Ormond Beach, Inc.                   Consulting/Outside Services               NA                       301
    Adecco Employment Service                      Consulting/Outside Services               NA                     2,418
    ADP Investor Community Service                 Consulting/Outside Services               NA                        99
    Affiliated Credit Services, Inc.               Consulting/Outside Services               NA                        81
    Ajilon Finance                                 Consulting/Outside Services               NA                        53
    Alan W. Burgess M.D.                           Consulting/Outside Services               NA                        50
    All Bases Covered                              Consulting/Outside Services               NA                       223
    Alliant Energy                                 Consulting/Outside Services               NA                        43
    Allied Interstate, Inc.                        Consulting/Outside Services               NA                       115
    Alstom ESCA Corporation                        Consulting/Outside Services               NA                        39
    Altech Environmental                           Consulting/Outside Services               NA                       119
    Amarillo National Bank                         Consulting/Outside Services               NA                       328
    American Civil Constructors                    Consulting/Outside Services               NA                       800
    American Society For Quality                   Consulting/Outside Services               NA                        48
    AOC                                            Consulting/Outside Services               NA                        37
    Applied Energy Group                           Consulting/Outside Services               NA                        54
    Arthur T. Nakata                               Consulting/Outside Services               NA                        33
    Arundel Street Consulting, Inc.                Consulting/Outside Services               NA                       154
    Ascential Software                             Consulting/Outside Services               NA                       190
    Aspect Communications Corp.                    Consulting/Outside Services               NA                        41
    Association of Electric                        Consulting/Outside Services               NA                        47
    AT&T                                           Consulting/Outside Services               NA                       112
    Automation Solution, Inc.                      Consulting/Outside Services               NA                        72

                                                                        Page 21b

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)

INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                      RELATIONSHIP
                                                      SERVICES                        A'=ASSOCIATED
           FROM WHOM PURCHASED                        PROVIDED                     "NA"=NONASSOCIATED       AMOUNT
           -------------------                        --------                     ------------------     ---------
    AVI Systems                                    Consulting/Outside Services               NA                  28
    Barr Engineering                               Consulting/Outside Services               NA                 245
    BB Solutions                                   Consulting/Outside Services               NA                  47
    Beacon Consulting Group, Inc.                  Consulting/Outside Services               NA                  40
    Bearing Point                                  Consulting/Outside Services               NA                 536
    Belair Builders, Inc.                          Consulting/Outside Services               NA                  68
    Benco Messenger Service, Inc.                  Consulting/Outside Services               NA                 353
    Black & Veatch, Engineering-Architectural      Consulting/Outside Services               NA                 124
    Black Diamond                                  Consulting/Outside Services               NA                 195
    Boice Dunham Group                             Consulting/Outside Services               NA                  32
    Bowe Systec, Inc.                              Consulting/Outside Services               NA                 140
    Bowne of Minnesota                             Consulting/Outside Services               NA                 129
    Brayden Automation Corp.                       Consulting/Outside Services               NA                  30
    BST Project Costs                              Consulting/Outside Services               NA                 370
    B.T. Construction, Inc.                        Consulting/Outside Services               NA                 153
    Burns & McDonnell, Inc.                        Consulting/Outside Services               NA                  30
    Business Wire Corp.                            Consulting/Outside Services               NA                 114
    C. I. Technologies                             Consulting/Outside Services               NA                 128
    C. Barela                                      Consulting/Outside Services               NA                  43
    C. V. Selman & Associates, Inc.                Consulting/Outside Services               NA                  75
    Campbell Services, Inc.                        Consulting/Outside Services               NA                  78
    Capitol Advantage, Inc.                        Consulting/Outside Services               NA                  39
    Carlson School of Management                   Consulting/Outside Services               NA                  40
    Cedar Corporation                              Consulting/Outside Services               NA                  54
    Central Minnesota Delivery                     Consulting/Outside Services               NA                  25
    CH2M Hill, Inc.                                Consulting/Outside Services               NA                  27
    Change Solutions, Inc.                         Consulting/Outside Services               NA                 129
    Charan Associates, Inc.                        Consulting/Outside Services               NA                  96
    Citigate Dewe Rogerson, Inc.                   Consulting/Outside Services               NA                  45
    Coherent Solutions, Inc.                       Consulting/Outside Services               NA                  83
    Collins Electrical Construction Co.            Consulting/Outside Services               NA                 195
    Colorado Springs Utilities                     Consulting/Outside Services               NA                  63
    Colorado State University                      Consulting/Outside Services               NA                  29
    Commonwealth Associates, Inc.                  Consulting/Outside Services               NA                  30
    Community Action of Minneapolis                Consulting/Outside Services               NA                  27
    Compact Offer                                  Consulting/Outside Services               NA                  45
    Compucom Systems, Inc.                         Consulting/Outside Services               NA                 250
    Computer Contract Consultant                   Consulting/Outside Services               NA                 344
    Computer Systems & Software, Inc.              Consulting/Outside Services               NA                 293
    Comtec, Inc.                                   Consulting/Outside Services               NA                  58
    Concours Group                                 Consulting/Outside Services               NA                 257
    Contract Engineering Services, Inc.            Consulting/Outside Services               NA                  63
    Contrino Direct Marketing                      Consulting/Outside Services               NA                  25
    Cook Systems International                     Consulting/Outside Services               NA                  79

                                                                        Page 21c

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)

INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                      RELATIONSHIP
                                                             SERVICES                 A'=ASSOCIATED
           FROM WHOM PURCHASED                               PROVIDED              "NA"=NONASSOCIATED       AMOUNT
           -------------------                               --------              ------------------     ---------
    Copeland Trucking                              Consulting/Outside Services               NA                  147
    Copyright Clearance Center                     Consulting/Outside Services               NA                   32
    Curtis 1000                                    Consulting/Outside Services               NA                   27
    Custom Compliance Solutions                    Consulting/Outside Services               NA                  138
    Dave Coil                                      Consulting/Outside Services               NA                   53
    DCP Consulting                                 Consulting/Outside Services               NA                  334
    DDI Consulting, Inc.                           Consulting/Outside Services               NA                   89
    Decicion Analyst, Inc.                         Consulting/Outside Services               NA                  164
    Dees Consultancy, Inc.                         Consulting/Outside Services               NA                   45
    Dennhardt & Associates                         Consulting/Outside Services               NA                   72
    Dennis & Company                               Consulting/Outside Services               NA                   25
    Distributed Office Environment                 Consulting/Outside Services               NA                   73
    Dolores Ann Harris                             Consulting/Outside Services               NA                   34
    Dominion Construction Co.                      Consulting/Outside Services               NA                  371
    Don Turner Consultants                         Consulting/Outside Services               NA                   62
    Douglas Brandon                                Consulting/Outside Services               NA                   46
    DRI-WEFA                                       Consulting/Outside Services               NA                   37
    DST Output, Inc.                               Consulting/Outside Services               NA                  167
    Dstar                                          Consulting/Outside Services               NA                   25
    e prime, inc.                                  Consulting/Outside Services               A                   226
    Earth Tech, Inc.                               Consulting/Outside Services               NA                   36
    Easi Document Integration                      Consulting/Outside Services               NA                1,251
    Eckhoff Services, Inc.                         Consulting/Outside Services               NA                   80
    EDI Business Group, Inc.                       Consulting/Outside Services               NA                  165
    Efficiency Engineering, Inc.                   Consulting/Outside Services               NA                   48
    Eide Bailly LLP                                Consulting/Outside Services               NA                   91
    Electric Software Products                     Consulting/Outside Services               NA                   26
    Electrocon International, Inc.                 Consulting/Outside Services               NA                   29
    Electronic Security Systems, Inc.              Consulting/Outside Services               NA                   32
    Elite Energy                                   Consulting/Outside Services               NA                   28
    Elmwood Solutions, Inc.                        Consulting/Outside Services               NA                   92
    Eloquor Consulting, Inc.                       Consulting/Outside Services               NA                   45
    Emergency Outfitters Inc.                      Consulting/Outside Services               NA                   65
    Emergingsoft Corp.                             Consulting/Outside Services               NA                   86
    Empirix, Inc.                                  Consulting/Outside Services               NA                   40
    Employee/Management Involvement Concept        Consulting/Outside Services               NA                   47
    Encomm Midwest                                 Consulting/Outside Services               NA                   50
    Energy Design Assistance Programs              Consulting/Outside Services               NA                  196
    Energy Packaging Solutions LLC                 Consulting/Outside Services               NA                   38
    Engineering Repro Systems                      Consulting/Outside Services               NA                   56
    Entegee Advance Possis                         Consulting/Outside Services               NA                1,700
    Entergy Services, Inc.                         Consulting/Outside Services               NA                  177
    Envinta Corporation                            Consulting/Outside Services               NA                  257
    EPRI                                           Consulting/Outside Services               NA                1,473
    Equifax Credit Information Services            Consulting/Outside Services               NA                  225

                                                                        Page 21d

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)

INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                      RELATIONSHIP
                                                             SERVICES                 A'=ASSOCIATED
           FROM WHOM PURCHASED                               PROVIDED              "NA"=NONASSOCIATED       AMOUNT
           -------------------                               --------              ------------------     ---------
    Erin Engineering & Research, Inc.              Consulting/Outside Services               NA                 202
    Eurasia Business Services                      Consulting/Outside Services               NA                 191
    Evelyn Logan                                   Consulting/Outside Services               NA                  33
    Evergreen Caissons, Inc.                       Consulting/Outside Services               NA                 381
    Executive Development Center                   Consulting/Outside Services               NA                  82
    Express Personnel Services                     Consulting/Outside Services               NA                  42
    Financial Engineering Associates               Consulting/Outside Services               NA                  25
    First Call Association                         Consulting/Outside Services               NA                  35
    Flowserve                                      Consulting/Outside Services               NA                  49
    Ford Personnel Services, Inc.                  Consulting/Outside Services               NA                  51
    Freelance Creative                             Consulting/Outside Services               NA                 175
    GAB Robins                                     Consulting/Outside Services               NA                  88
    Gantz Wiley Research                           Consulting/Outside Services               NA                  48
    GE Energy Management Service                   Consulting/Outside Services               NA                  63
    GE Young & Company                             Consulting/Outside Services               NA                  67
    Geduldig & Ferguson, Inc.                      Consulting/Outside Services               NA                  37
    General Litho Services, Inc.                   Consulting/Outside Services               NA                  58
    General Physics Corporation                    Consulting/Outside Services               NA                 101
    GEO Digital Technologies, Inc.                 Consulting/Outside Services               NA                  71
    GeoMatrix Consulting                           Consulting/Outside Services               NA                  90
    GIGA Information Group                         Consulting/Outside Services               NA                  28
    Global Atmospherics, Inc.                      Consulting/Outside Services               NA                  28
    Gold Cross Courier Service, Inc.               Consulting/Outside Services               NA                  29
    Governmental Strategies, Inc.                  Consulting/Outside Services               NA                  73
    Gradstaff, Inc.                                Consulting/Outside Services               NA                  36
    Grant Online System                            Consulting/Outside Services               NA                  33
    Great Southwestern Construction, Inc.          Consulting/Outside Services               NA               1,933
    Greta Johnson                                  Consulting/Outside Services               NA                 126
    Gunther Douglas, Inc.                          Consulting/Outside Services               NA                 112
    H. Zinder & Associates, Inc.                   Consulting/Outside Services               NA                  35
    Hanley-Wood Integrated                         Consulting/Outside Services               NA                 195
    Hayes Consulting Company, LLC                  Consulting/Outside Services               NA                  55
    Health Promotion Management, Inc.              Consulting/Outside Services               NA                 183
    Healthone Clinic Services                      Consulting/Outside Services               NA                  40
    Helmer Printing, Inc.                          Consulting/Outside Services               NA                 122
    High Energy Group, Inc.                        Consulting/Outside Services               NA                 171
    Hoeft Appliance Center                         Consulting/Outside Services               NA                  52
    Holly D. Neel                                  Consulting/Outside Services               NA                  64
    Honeywell                                      Consulting/Outside Services               NA                  46
    Hospital Shared Services                       Consulting/Outside Services               NA                  54
    Hotchkiss, Inc.                                Consulting/Outside Services               NA                 117
    IBM                                            Consulting/Outside Services               NA                 931
    Imcorp                                         Consulting/Outside Services               NA                 248
    Indicon                                        Consulting/Outside Services               NA                 134

                                                                        Page 21e

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)


INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                      RELATIONSHIP
                                                             SERVICES                 A'=ASSOCIATED
           FROM WHOM PURCHASED                               PROVIDED              "NA"=NONASSOCIATED      AMOUNT
           -------------------                               --------              ------------------    ---------
    Indus International                            Consulting/Outside Services               NA              3,277
    Information Handling Services                  Consulting/Outside Services               NA                 65
    Insights Unlimited                             Consulting/Outside Services               NA                136
    Instrument Manufacturing Co.                   Consulting/Outside Services               NA                115
    IOS Capital                                    Consulting/Outside Services               NA                 26
    Iota Development Corporation                   Consulting/Outside Services               NA                206
    Iron Mountain Confidential                     Consulting/Outside Services               NA                 29
    Iron Mountain Records Management               Consulting/Outside Services               NA                 30
    Jeane Thorne                                   Consulting/Outside Services               NA                361
    Jefferson Wells                                Consulting/Outside Services               NA                129
    Johnston & Associates LLC                      Consulting/Outside Services               NA                 81
    Julia Evans                                    Consulting/Outside Services               NA                 57
    Juran Institute, Inc.                          Consulting/Outside Services               NA                 70
    Kathy Kriner                                   Consulting/Outside Services               NA                 41
    Keane, Inc.                                    Consulting/Outside Services               NA                 72
    Kelly Services, Inc.                           Consulting/Outside Services               NA                139
    Keltoi Consulting LLC                          Consulting/Outside Services               NA                 76
    Kema Consulting, Inc.                          Consulting/Outside Services               NA                 25
    Kim Michael Staudt                             Consulting/Outside Services               NA                 52
    Kintana, Inc.                                  Consulting/Outside Services               NA                107
    Lamber Macgillthomas, Inc.                     Consulting/Outside Services               NA                 25
    Leo Tinoco                                     Consulting/Outside Services               NA                 71
    Liaison Creative Services                      Consulting/Outside Services               NA                 76
    Lindberg Consulting                            Consulting/Outside Services               NA                102
    Lisa Hives                                     Consulting/Outside Services               NA                 74
    Logic Bay Corporation                          Consulting/Outside Services               NA                175
    Madelia Sub                                    Consulting/Outside Services               NA                 66
    Management Systems International               Consulting/Outside Services               NA                127
    Manitoba HVDC Research Center                  Consulting/Outside Services               NA                 59
    Manpower Temporary Services                    Consulting/Outside Services               NA                505
    Market & Johnson, Inc.                         Consulting/Outside Services               NA                207
    Market Strategies, Inc.                        Consulting/Outside Services               NA                651
    Mary E. Miura                                  Consulting/Outside Services               NA                 73
    Mass Mutual Finanical Group                    Consulting/Outside Services               NA                 27
    Matt Myers Consulting                          Consulting/Outside Services               NA                 81
    Mavo Systems, Inc.                             Consulting/Outside Services               NA                 28
    Maxim Technologies, Inc.                       Consulting/Outside Services               NA                 40
    MCM Consulting                                 Consulting/Outside Services               NA                 41
    McPherson Group, Inc.                          Consulting/Outside Services               NA                 95
    McWilliams & Associates                        Consulting/Outside Services               NA                 42
    Media Mosaic                                   Consulting/Outside Services               NA                471
    Meridian Aggregates Co., LLP                   Consulting/Outside Services               NA                 33
    Merrick & Company                              Consulting/Outside Services               NA                614
    Metro Connections, Inc.                        Consulting/Outside Services               NA                 51
    Metropolitan Mechanical                        Consulting/Outside Services               NA                 78

                                                                        Page 21f

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)

INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                      RELATIONSHIP
                                                             SERVICES                 A'=ASSOCIATED
           FROM WHOM PURCHASED                               PROVIDED              "NA"=NONASSOCIATED      AMOUNT
           -------------------                               --------              ------------------    ---------
    Michigan Technology University                 Consulting/Outside Services               NA                 79
    MidAmerican Energy Company                     Consulting/Outside Services               NA                149
    Midwest ISO                                    Consulting/Outside Services               NA                 73
    Mile High Corporate Services                   Consulting/Outside Services               NA                166
    Mile High Properties, LLC                      Consulting/Outside Services               NA                196
    Miner & Miner                                  Consulting/Outside Services               NA                 99
    Minneapolis Consulting Group                   Consulting/Outside Services               NA                463
    Minnesota Wild                                 Consulting/Outside Services               NA                649
    Minntertainment Company                        Consulting/Outside Services               NA                125
    Monique Lovato                                 Consulting/Outside Services               NA                 36
    Moody's Investor Service                       Consulting/Outside Services               NA                 52
    Morris Schriem                                 Consulting/Outside Services               NA                 41
    Mueller Pipeliners, Inc.                       Consulting/Outside Services               NA              1,042
    Munchiando Excavating                          Consulting/Outside Services               NA                 93
    Nantech Consulting                             Consulting/Outside Services               NA                167
    National Barricade                             Consulting/Outside Services               NA                 79
    Nationwide Advertising Service                 Consulting/Outside Services               NA                 45
    Navigant Consulting, Inc.                      Consulting/Outside Services               NA                 62
    NETG                                           Consulting/Outside Services               NA                115
    New Energy Associates LLC                      Consulting/Outside Services               NA                 78
    New Harbor, Inc.                               Consulting/Outside Services               NA                590
    New York Stock Exchange, Inc.                  Consulting/Outside Services               NA                456
    Nexant, Inc.                                   Consulting/Outside Services               NA                135
    Northwest Electrical Systems                   Consulting/Outside Services               NA                136
    Northwestern Travel Agency                     Consulting/Outside Services               NA                 36
    Northwrite, Inc.                               Consulting/Outside Services               NA                138
    Occupational Medicine                          Consulting/Outside Services               NA                112
    Office Team                                    Consulting/Outside Services               NA                 70
    Opus 21 Management Solutions                   Consulting/Outside Services               NA                786
    Oracular of Minnesota                          Consulting/Outside Services               NA                853
    Otter Tail Power Company                       Consulting/Outside Services               NA                 94
    Output Technology Solutions                    Consulting/Outside Services               NA                117
    PA Consulting Group                            Consulting/Outside Services               NA                 35
    Pace Analytical Services, Inc.                 Consulting/Outside Services               NA                 27
    Pacioli Companies                              Consulting/Outside Services               NA                121
    Padilla, Speer Beardsley, Inc.                 Consulting/Outside Services               NA                 64
    Par Electrical Contractors                     Consulting/Outside Services               NA              1,393
    Parson Group, LLC                              Consulting/Outside Services               NA                121
    Partnership Continuum, Inc.                    Consulting/Outside Services               NA                 55
    People Soft USA                                Consulting/Outside Services               NA                199
    Percite Information Technology                 Consulting/Outside Services               NA                184
    Personnel Decisions International Corp.        Consulting/Outside Services               NA                158
    Pettigrew & Associates                         Consulting/Outside Services               NA                 58
    Pettus Construction LLC                        Consulting/Outside Services               NA                 57
    Pirelli Cables & Systems N. A.                 Consulting/Outside Services               NA                359

                                                                        Page 21g

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)


INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                      RELATIONSHIP
                                                             SERVICES                 A'=ASSOCIATED
           FROM WHOM PURCHASED                               PROVIDED              "NA"=NONASSOCIATED      AMOUNT
           -------------------                               --------              ------------------    ---------
    PIRA Energy Group                              Consulting/Outside Services               NA                 29
    Power Plan Consultants, Inc.                   Consulting/Outside Services               NA                566
    Power Technologies, Inc.                       Consulting/Outside Services               NA                220
    Powerhouse Rigging                             Consulting/Outside Services               NA                262
    Precision Resource Co.                         Consulting/Outside Services               A                 667
    Premier Personnel                              Consulting/Outside Services               NA                 57
    Pro Staff Personnel Services                   Consulting/Outside Services               NA                481
    Prosource Technologies                         Consulting/Outside Services               NA                115
    Quantum Consulting & Placement                 Consulting/Outside Services               NA                 98
    Rainier Technology, Inc.                       Consulting/Outside Services               NA                694
    Rapidigm, Inc.                                 Consulting/Outside Services               NA                 99
    Red Planet Consulting, Inc.                    Consulting/Outside Services               NA                119
    Reichman, Karten Sword, Inc.                   Consulting/Outside Services               NA                 36
    Rellek Dev., Inc.                              Consulting/Outside Services               NA                145
    RER, Inc.                                      Consulting/Outside Services               NA                 79
    Resolution, Inc.                               Consulting/Outside Services               NA                249
    Resources Connection, Inc.                     Consulting/Outside Services               NA                309
    Reuters America, Inc.                          Consulting/Outside Services               NA                 37
    RHI Management Resources                       Consulting/Outside Services               NA                115
    Richter Scale Productions, Inc.                Consulting/Outside Services               NA                 53
    Rick Souther Photography                       Consulting/Outside Services               NA                 73
    Right Management Consulting, Inc.              Consulting/Outside Services               NA                672
    RJ  Services, Inc.                             Consulting/Outside Services               NA                 40
    RM Software, Inc.                              Consulting/Outside Services               NA                 25
    RNL Solutions                                  Consulting/Outside Services               NA                200
    Robert Half                                    Consulting/Outside Services               NA                 59
    Robert Reents                                  Consulting/Outside Services               NA                 48
    Robins, Kaplan, Miller & Ciresi                Consulting/Outside Services               NA                279
    Rocky Mountain Security                        Consulting/Outside Services               NA                224
    Ronald A. Jerich & Associates                  Consulting/Outside Services               NA                 96
    RSM Enterprises                                Consulting/Outside Services               NA                 34
    Russeth, Inc.                                  Consulting/Outside Services               NA                 59
    S G S Statistical Services LLC                 Consulting/Outside Services               NA                 53
    S.A. Robotics                                  Consulting/Outside Services               NA                104
    Safety Kleen Corporation                       Consulting/Outside Services               NA                 38
    Sage Results, Inc.                             Consulting/Outside Services               NA                 53
    Scott Madden & Associates                      Consulting/Outside Services               NA                388
    SDS Architects, Inc.                           Consulting/Outside Services               NA                 28
    Security Solutions, LLC                        Consulting/Outside Services               NA                101
    Sedway Consulting, Inc.                        Consulting/Outside Services               NA                348
    Seever Courier Service                         Consulting/Outside Services               NA                 48
    Shared Resource Management                     Consulting/Outside Services               NA                660
    Shareholder.Com                                Consulting/Outside Services               NA                 45
    Sheldon J. Harris                              Consulting/Outside Services               NA                 62
    Siemens                                        Consulting/Outside Services               NA                262

                                                                        Page 21h

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)


INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                      RELATIONSHIP
                                                             SERVICES                 A'=ASSOCIATED
           FROM WHOM PURCHASED                               PROVIDED              "NA"=NONASSOCIATED       AMOUNT
           -------------------                               --------              ------------------     ---------
    Siemens Building Technologies                  Consulting/Outside Services               NA                 43
    Siemens Power T&D, Inc.                        Consulting/Outside Services               NA                356
    Simpson Partnership Inc.                       Consulting/Outside Services               NA                 39
    Sitrick & Co., Inc.                            Consulting/Outside Services               NA                376
    Smart Partners                                 Consulting/Outside Services               NA                 39
    Soft Link, Inc.                                Consulting/Outside Services               NA                191
    Soft Scape, Inc.                               Consulting/Outside Services               NA                 40
    Software Architects, Inc.                      Consulting/Outside Services               NA                 45
    Solutions Marketing Consulting                 Consulting/Outside Services               NA                229
    Somos, Inc.                                    Consulting/Outside Services               NA                 32
    Sopheon Corporation                            Consulting/Outside Services               NA                 33
    Sprint Express, Inc.                           Consulting/Outside Services               NA                 36
    Standard & Poor's Corp.                        Consulting/Outside Services               NA                 35
    Staubach Company                               Consulting/Outside Services               NA                 33
    Staubach Management Services                   Consulting/Outside Services               NA                286
    Stop Processing Center                         Consulting/Outside Services               NA                 27
    Stratplans, Inc.                               Consulting/Outside Services               NA                 93
    Summit Blue Consulting                         Consulting/Outside Services               NA                 63
    Sungard Energy Systems, Inc.                   Consulting/Outside Services               NA                 98
    Superior Seven Mile Creek Land                 Consulting/Outside Services               NA                 83
    Superior Special Services, Inc.                Consulting/Outside Services               NA                297
    Svingen Athens Russell, Et. Al.                Consulting/Outside Services               NA                 27
    Swanson Consulting Group                       Consulting/Outside Services               NA                 93
    Synergetic Design                              Consulting/Outside Services               NA              1,177
    Synova, Inc.                                   Consulting/Outside Services               NA                 96
    TB Industries, Inc.                            Consulting/Outside Services               NA                 55
    Technology Resource Group, Inc.                Consulting/Outside Services               NA                 95
    TekSystems, Inc.                               Consulting/Outside Services               NA                205
    Tension Envelope                               Consulting/Outside Services               NA                478
    The Blackstone Group LP                        Consulting/Outside Services               NA                787
    The Gallup Group                               Consulting/Outside Services               NA                 28
    The Marathon Group                             Consulting/Outside Services               NA                 98
    The Maris Group                                Consulting/Outside Services               NA                428
    The Market Solutions Group                     Consulting/Outside Services               NA                221
    The Smith Free Group                           Consulting/Outside Services               NA                 54
    The St. Paul Companies                         Consulting/Outside Services               NA                185
    The Westin Westminster                         Consulting/Outside Services               NA                 67
    The Writers Group                              Consulting/Outside Services               NA                 81
    Theobald & Associates                          Consulting/Outside Services               NA                 29
    TMP Worldwide                                  Consulting/Outside Services               NA                299
    Tony Kwilas                                    Consulting/Outside Services               NA                 28
    Top Echelon Contracting, Inc.                  Consulting/Outside Services               NA                 61
    Towers Perrin                                  Consulting/Outside Services               NA                201
    Trans Alarm                                    Consulting/Outside Services               NA              3,562

                                                                        Page 21i

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)


INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                      RELATIONSHIP
                                                             SERVICES                 A'=ASSOCIATED
           FROM WHOM PURCHASED                               PROVIDED              "NA"=NONASSOCIATED            AMOUNT
           -------------------                               --------              ------------------         -----------
    Transformer Disposal                           Consulting/Outside Services               NA                        27
    TRC Mariah Associates, Inc.                    Consulting/Outside Services               NA                        39
    Tri-State Generation & Transmission            Consulting/Outside Services               NA                       400
    Two Degrees                                    Consulting/Outside Services               NA                       137
    Ulteig Engineers, Inc.                         Consulting/Outside Services               NA                       339
    UMS Group                                      Consulting/Outside Services               NA                       209
    United Accounts, Inc.                          Consulting/Outside Services               NA                        30
    United Business Mail                           Consulting/Outside Services               NA                       152
    United Parcel Service                          Consulting/Outside Services               NA                        25
    Universal Field Services, Inc.                 Consulting/Outside Services               NA                        27
    Universal Network Solutions                    Consulting/Outside Services               NA                       831
    UP Tempo Consulting                            Consulting/Outside Services               NA                        90
    Utilities International, Inc.                  Consulting/Outside Services               NA                     1,540
    Utility Engineering                            Consulting/Outside Services               A                        358
    Verifications, Inc.                            Consulting/Outside Services               NA                       139
    Verint Systems, Inc.                           Consulting/Outside Services               NA                       725
    Veritas Software Corporation                   Consulting/Outside Services               NA                        47
    Visa                                           Consulting/Outside Services               NA                       187
    Visimetrix, Inc.                               Consulting/Outside Services               NA                        68
    Vision Technologies, Inc.                      Consulting/Outside Services               NA                        53
    Volt Services Group                            Consulting/Outside Services               NA                        44
    Vonasek & Schieffer, Inc.                      Consulting/Outside Services               NA                       492
    W. L. Hall Company                             Consulting/Outside Services               NA                       102
    Wackenhut                                      Consulting/Outside Services               NA                     1,433
    Waltco, Inc.                                   Consulting/Outside Services               NA                        79
    Ware Consulting LLC                            Consulting/Outside Services               NA                       176
    Waste Management                               Consulting/Outside Services               NA                       159
    Waukesha Electric Systems, Inc.                Consulting/Outside Services               NA                        75
    Weatherdata, Inc.                              Consulting/Outside Services               NA                        45
    Webmethods, Inc.                               Consulting/Outside Services               NA                       266
    Wells Fargo Shareowner Service                 Consulting/Outside Services               NA                     1,698
    Wenck Associates, Inc.                         Consulting/Outside Services               NA                        29
    Western Area Power Associates                  Consulting/Outside Services               NA                        65
    Wilbanks Corporation                           Consulting/Outside Services               NA                        95
    Wilbanks Resources Corp.                       Consulting/Outside Services               NA                        27
    Xerox                                          Consulting/Outside Services               NA                        44
    Yamamoto/Moss, Inc.                            Consulting/Outside Services               NA                        88
    Z Systems                                      Consulting/Outside Services               NA                        31
    Zechman & Associates                           Consulting/Outside Services               NA                       525
    Other (1291)                                   Various                                   NA                     1,580
                                                                                                              -----------
                                                   Total Consulting/Outside Services                               77,433
                                                                                                              -----------

                                                   TOTAL CONSULTING/OUTSIDE SERVICES EMPLOYED                 $   101,253
                                                                                                              ===========

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                   EMPLOYEE PENSION AND BENEFITS--ACCOUNT 926
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

                   DESCRIPTION                              AMOUNT
                   -----------                           ------------

Pensions                                                 $    (23,457)
Managed Health Care/Dental/Vision                              16,882
Employee Savings Plans (401K)                                   4,668
Supplemental Executive Retirement Plan                          4,308
Post Retirement Health Care                                     2,692
Life Insurance                                                  1,351
Benefit Wave Election                                             369
Post Employment Benefits                                         (172)
                                                         ------------

                                                TOTAL    $      6,641
                                                         ============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                   GENERAL ADVERTISING EXPENSE--ACCOUNT 930.1
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of the amount included in Account 930.1, "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

                DESCRIPTION                     NAME OF PAYEE                AMOUNT
                -----------                     -------------               --------
     Ad Agency/Advertising/Printing    McClain Finlon Advertising Inc.      $ 3,034
     Advertising - Sponsorship         St. Paul Facilities Management         1,339
     Advertising                       Pepsi Center                           1,110
     Advertising                       Xcel Energy Center                     1,054
     Advertising - Sponsorship         Minnesota Wild Hockey Club               940
     Printing                          Goldstein's                              328
     Advertising                       Minntertainment Co.                      250
     Printing                          Hotchkiss, Inc.                           77
     Printing                          General Litho Services, Inc.              71
     Advertising                       Grand Excursion, Inc.                     60
     Advertising                       TMP Worldwide                             58
     Advertising - Sponsorship         Penumbra Theatre Company                  51
     Advertising                       Home Builders Association                 42
     Advertising                       Texas Panhandle Heritage                  40
     Advertising                       Saint Paul Festival & Heritage            37
     Advertising                       City of Sioux Falls                       35
     Advertising - Sponsorship         Downtown Denver Partnership, Inc.         33
     Printing                          Merit Printing                            30
     Advertising                       Minneapolis Downtown Council              27
     Advertising                       Colorado Press Association                26
     Advertising                       Culture, Inc.                             25
     Advertising                       Nexus Energy Software, Inc.               25
     Advertising - Sponsorship         U.S. Hockey Hall of Fame                  25
     Advertising                       St. Paul Area Chamber of Commerce         22
     Advertising                       Nationwide Advertising,Inc.               21
     Advertising                       Market Solutions Group                    20
     Advertising                       Saint Paul Riverfront Corp                20
     Printing                          DST Output, Inc.                          20
     Advertising/Printing              Monique Lovato                            16
     Advertising                       Griffin Communications, Inc.              13
     Advertising                       RTD Marketing Dept.                       12
     Advertising                       St. Josephs Home For Children             10
     Printing                          Output Technology Solutions, Inc.          9
     Advertising                       Jonathon Treat                             9
     Advertising                       Great Plains Institute                     8
     Advertising - Consulting          Stop Process Center                        8
     Advertising                       Ordway Circle of Stars                     8
     Advertising                       Plaza Research                             7
     Printing                          Pyramid Print & Graphics                   7
     Printing                          Park Printing                              6
     Advertising - Sponsorship         National Association of Investors          6

                                                                        Page 23a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                   GENERAL ADVERTISING EXPENSE--ACCOUNT 930.1
                             (thousands of dollars)


INSTRUCTIONS: Provide a listing of the amount included in Account 930.1, "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

            DESCRIPTION                      NAME OF PAYEE                                AMOUNT
            -----------                      -------------                                ------

     Advertising                     Lubbock Rate Campaign                                        5
     Advertising                     Casa De Esperanza                                            5
     Advertising                     Como Zoo & Conservatory                                      5
     Advertising                     Marshall Fields Symphony Ball                                5
     Advertising                     National Council of Jewish Women                             5
     Advertising                     The Childrens Theatre Co.                                    5
     Advertising                     United Hospital Foundation                                   5
     Advertising                     Denver Regional Council of Gov                               5
     Advertising                     Educational Development Specialists                          4
     Advertising                     Minority Business Entrepreneur                               4
     Advertising                     Insight Consulting                                           4
     Advertising                     The Pines At Genesse, LLC                                    4
     Advertising                     Peanuts on Parade                                            4
     Advertising                     Denver Business Journal                                      4
     Advertising                     Boys & Girls Club of the Twin Cities                         3
     Advertising - Consulting        Japanese Society for Quality Control                         3
     Miscellaneous Advertising       Various (94)                                                62
                                                                                      -------------
                                                                            TOTAL     $       9,071
                                                                                      =============

                                                                        Page 23b

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                  MISCELLANEOUS GENERAL EXPENSES--ACCOUNT 930.2
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of the amount included in Account 930.2, "Miscellaneous General Expenses" classifying such expenses according to their nature. Payments and expenses permitted by Section 321 (b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. 441
(b)(2)) shall be separately classified.

                     DESCRIPTION                                 AMOUNT
                     -----------                                 ------
     Utility Association Dues                                 $      1,424
     Board of Director Fees and Expenses                             2,315
     Shared Asset costs (1)                                         10,786
     Shareholder Relations expenses                                      8
                                                              ------------

                                                     TOTAL    $     14,533
                                                              ============

(1)  Costs for capital assets utilized by more than one affiliate company


                               RENTS--ACCOUNT 931
                             (thousands of dollars)


            TYPE OF PROPERTY                            AMOUNT
            ----------------                            ------

     Rents - Office Space                            $     7,930
                                                     ------------

                                           TOTAL     $     7,930
                                                     ============

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                   TAXES OTHER THAN INCOME TAXES--ACCOUNT 408
                             (thousands of dollars)

INSTRUCTIONS: Provide an analysis of Account 408 "Taxes Other Than Income Taxes". Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.

KIND OF TAX                                                                       AMOUNT
-----------                                                                       ------

Other Than U.S. Government Taxes:
     State Unemployment Taxes                                                    $   751
     Franchise Tax - Texas, Kansas, Delaware, Ohio and New Mexico                    222
     Other  - various                                                                 89
                                                                                 -------
                                                                   SUBTOTAL        1,062
                                                                                 -------
U.S. Government Taxes:
     Social Security Taxes                                                        13,499
     Federal Unemployment Taxes                                                      199
                                                                                 -------
                                                                   SUBTOTAL       13,698
                                                                                 -------

                                                                   TOTAL         $14,760
                                                                                 =======

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                            DONATIONS--ACCOUNT 426.1
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

NAME OF RECIPIENT                                    PURPOSE OF DONATION                   AMOUNT
-----------------                                    -------------------                   ------
2002 Sponsorship NMBA Convention         Contribution to support community assistance      $    3
Asian Chamber of Commerce                Contribution to support community assistance           5
Business Social Awards                   Contribution to support community assistance           4
CACI                                     Contribution to support community assistance           5
Center for New Americans                 Contribution to support community assistance          10
City of Arvada; Arvada Center            Contribution to support community assistance           3
City of Milaca Fire Department           Contribution to support community assistance           3
Colorado Black Chamber of Commerce       Contribution to support community assistance          10
Colorado Business Hall of Fame           Contribution to support community assistance           5
Colorado Women's Chamber of Commerce     Contribution to support community assistance          10
CSG/Legislators Forum                    Contribution to support community assistance           5
Denver Hispanic Chamber of Commerce      Contribution to support community assistance          10
Denver Metro Chamber Foundation          Contribution to support community assistance           8
DLCC Services Corporation LLC            Contribution to support community assistance          10
Downtown Denver Partnership Inc.         Contribution to support community assistance          96
Goldstein's                              Contribution to support community assistance           5
Governor's Fishing Opener                Contribution to support community assistance          10
Greater Pueblo Chamber of Commerce       Contribution to support community assistance           3
MEDA                                     Contribution to support community assistance          13
Milestone Growth Fund, Inc.              Contribution to support community assistance          20
Minnesota Chamber of Commerce            Contribution to support community assistance           8
Minnesota Environmental Sciences         Contribution to support community assistance           5
Minnesota Property Tax Reform            Contribution to support community assistance           3
Minnesota Science Museum                 Contribution to support community assistance           5
Minnesota State Society                  Contribution to support community assistance           3
Minnesota Utilities Investors Group      Contribution to support community assistance          64
Minnesotans for a Fair Redistricting     Contribution to support community assistance           5
MN Rural Electrical Association          Contribution to support community assistance          18
National Minority Supplier Dev           Contribution to support community assistance          12
National Western Stock Show              Contribution to support community assistance           3
Options, Inc                             Contribution to support community assistance           8
Panhandle Water Planning Group           Contribution to support community assistance           5
Public Affairs Council                   Contribution to support community assistance           4
Rocky Mountain Minority                  Contribution to support community assistance          26
St Paul Riverfront Corporation           Contribution to support community assistance           8
Swearing-In Account Ceremony             Contribution to support community assistance           5
Taste of Minnesota                       Contribution to support community assistance          45
The Friends of St. Paul                  Contribution to support community assistance          10
Urban League of Metro Denver             Contribution to support community assistance          11
US Chamber of Commerce                   Contribution to support community assistance          70
Windustry Wind Energy                    Contribution to support community assistance           5
Women's Foundation of Colorado           Contribution to support community assistance           3

                                                                        Page 25a

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                            DONATIONS--ACCOUNT 426.1
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

NAME OF RECIPIENT                                          PURPOSE OF DONATION                                        AMOUNT
-----------------                                          -------------------                                        ------
American Heart Association                          Contribution to support health                                         13
National Jewish Med and Research                    Contribution to support health                                          5
The Children's Hospital Foundation                  Contribution to support health                                         10
Citzens Scholarship Foundation                      Contribution to support education                                      66
Latin American Education Foundation                 Contribution to support education                                       5
Mizel Center for Arts & Culture                     Contribution to support education                                       5
University Film Society                             Contribution to support education                                       4
Colorado Energy Assistance Foundation (CEAF)        Contribution to support low income                                    500
United Way                                          Contribution to support United Way                                      3
Horton's Kids                                       Contribution to support young people                                    4
Junior Achievement                                  Contribution to support young people                                   18
On Wings of Hope; Kempe Children                    Contribution to support young people                                    5
The Delay Foundation for Kids                       Contribution to support young people                                    8

Other (134)                                                                                                               103
                                                                                                                    ---------

                                                                                                         TOTAL      $   1,310
                                                                                                                    =========

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                         OTHER DEDUCTIONS--ACCOUNT 426.5
                             (thousands of dollars)


INSTRUCTIONS: Provide a listing of the amount include in Account 426.5, "Other Deductions", classifying such expenses according to their nature.

DESCRIPTION                                          NAME OF PAYEE                                        AMOUNT

Expenditures for Certain Civic,                      Company employee, administrative costs
  Political & Related Activities                     for civic, political and related activities          $   873
NRG Integration (billed to Holding Co.)              Various                                                4,885
Life Insurance Premiums for Corporate Officers       Various                                                1,184
  and to fund non-qualified deferred
  compensation program
                                                                                                          -------

                                                                                                TOTAL     $ 6,942
                                                                                                          =======

                   ANNUAL REPORT OF XCEL ENERGY SERVICES, INC.

                      For the Year Ended December 31, 2002

                  SCHEDULE XVIII--NOTES TO STATEMENT OF INCOME


INSTRUCTIONS: The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increases and services rendered or expenses incurred during the year. Notes related to financial statements shown elsewhere in this report may be indicated here by reference.



Account 920 - For 2002 this account includes compensation costs paid under the employee incentive plans previously reported in account 926.

Account 922 - Starting October 2001 with the conversion to the JD Edwards General Ledger system, costs for Aviation Services, Information Technology and Supply Chain Purchasing are initially recorded in income statement clearing accounts (408, 920-926) according to the nature of the cost. At month-end these costs are transferred to the balance sheet clearing accounts (184) and account 922 is credited.

Also see Notes to Financial Statements on pages 14-14d for additional Notes to Statement of Income.

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                      For the Year Ended December 31, 2002

                       ORGANIZATION CHART (SUMMARY LEVEL)

                ORGANIZATION CHART                                  SERVICE FUNCTION
                ------------------                                  ----------------

Chairman                                                            Executive Management Services
President, CEO                                                      Executive Management Services
           Internal Audit                                           Internal Audit
           Investor/Shareholder Services                            Investor Relations
           Corporate Strategy and Business Development              Corp Strategy & Business Development
      Financial and Support Services-CFO                            Accounting, Fin Reporting, Taxes
           Accounting                                               Accounting, Fin Reporting, Taxes
                Accounts Payable                                    Payment & Reporting
           Finance and Treasury                                     Finance and Treasury
      General Counsel                                               Legal
           Claims Services                                          Claims Services
           Regulatory and Governmental Affairs - Vice-President     Rates and Regulation
                Regulatory Administration                           Rates and Regulation
                Government Affairs                                  Government Affairs
      Shared Services - Chief Administration Officer                Executive Management Services
           Human Resources                                          Human Resources
           Communications                                           Corporate and Employee Communications
           Supply Chain                                             Supply Chain and S. Chain Special Programs
           Facilities and Real Estate                               Facilities and Real Estate
           Aviation                                                 Aviation
           Payroll                                                  Payroll
      Energy Markets - President                                    Energy Mkts Reg Trading & Mktg
           Energy Markets Regulated Trading & Marketing             Energy Mkts Reg Trading & Mktg
                Energy Markets Fuel Procurement                     Energy Markets Fuel Procurement
           Energy Markets - Vice-President/CFO                      Business Unit Acctg & Budgeting
      Energy Supply - President                                     Business Unit Acctg & Budgeting
           Energy Supply Business Resources                         Business Unit Acctg & Budgeting
           Energy Supply Engineering & Environmental                Energy Supply Engineering & Environmental
      Delivery - President                                          Business Unit Acctg & Budgeting
           Energy Delivery Asset Management                         Business Unit Acctg & Budgeting
           Energy Delivery Engineering/Design                       Energy Delivery Engineering/Design
           Energy Delivery Construction, Oper & Maint               Energy Delivery Constr, Oper & Maint
           Fleet                                                    Fleet
           Energy Delivery Marketing                                Energy Delivery Marketing
      Retail - President                                            Business Unit Acctg & Budgeting
           Retail - Controller                                      Business Unit Acctg & Budgeting
           Marketing and Sales                                      Marketing and Sales
           Customer Service                                         Customer Sales
           Receipts Processing                                      Receipts Processing
      Information Technology - Vice-President/CIO                   Information Technology

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                              METHODS OF ALLOCATION


Revenue Ratio - Based on the sum of the monthly revenue amounts for the prior year ending December 31, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

Employee Ratio - Based on the number of employees at the end of the prior year ending December 31, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

Total Assets Ratio, with 15 Percent of Assets assigned to Xcel Energy Inc. - Based on the total assets as of December 31 for the prior year, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. Xcel Energy Inc. will be assigned fifteen percent of the total assets. This ratio will be determined annually, or at such time as may be required due to significant changes.

Total Assets Ratio - Based on the total assets as of December 31 for the prior year, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

Square Footage Ratio - Based on the total square footage as of December 31 for the prior year, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

Invoice Transaction Ratio - Based on the sum of the monthly number of invoice transactions processed for the prior year ending December 31, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

Customer Bills Ratio - Based on the average of the monthly total number of customer bills issued during the prior year ending December 31, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such a time as may be required due to significant changes.

MWh Generation Ratio - Based on the sum of the monthly electric MWh generated during the prior year ending December 31, the numerator of which is for an applicable Operating Company and the denominator of which is for all applicable Operating Companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

                                                                        Page 29a


                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                              METHODS OF ALLOCATION


Total MWh Sales Ratio - Based on the sum of the monthly electric MWh hours sold during the prior year ending December 31, the numerator of which is for an applicable Operating Company and the denominator of which is for all applicable Operating Companies. This includes sales to ultimate customers, wholesale customers, and non-requirement sales for resale. This ratio will be determined annually, or at such time as may be required due to significant changes.

Customers Ratio - Based on the average of the monthly total electric customers (and/or gas customers, or residential, business and large commercial and industrial customers where applicable) for the prior year ending December 31, the numerator of which is for an applicable Operating Company or affiliate company and the denominator of which is for all applicable Operating Companies and affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

Labor Dollars Ratio - Based on the XES department (performing center) labor dollars charged to Operating companies and other affiliates for the month. The numerator of which is the labor dollars charged to an Operating Company or affiliate company and the denominator of which is for all Operating Companies and affiliate companies charged by the department for the month.

Delivery Services Gross Plant Ratio - Based on transmission and distribution gross plant for the Delivery Business unit, both electric and gas for the prior year ending December 31, the numerator of which is an applicable Operating Company and the denominator of which is for all applicable Operating Companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

           ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED

                     For the Period Ended December 31, 2002


         The following annual statement was supplied to each associate company in support of the amount of compensation for use of capital billed during 2002:

         In accordance with Instruction 01-12 of the Securities and Exchange Commission's Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Xcel Energy Services Inc. (XES) submits the following information on the billing of interest on borrowed funds to associated companies for the year 2002:

         A. Amount of interest billed to associate companies is contained on page 16, Analysis of Billing.

         B. Amount of interest XES pays Xcel Energy Inc. is based on Xcel Energy's weighted cost of debt adjusted for their commitment (facilities) fees. Interest is billed to associate companies based on each company's Accounts Receivable balance weighted with other significant Service Company assets in which the benefits can be directly assigned to specific companies. Companies with outstanding Accounts Receivable balances greater than 30 days and more than $1,000 are charged a 1% penalty on the outstanding balance in addition to their monthly interest expense. The penalty amounts reduce the monthly interest amount allocated based on total Accounts Receivable balances.

                   ANNUAL REPORT OF XCEL ENERGY SERVICES INC.

                                SIGNATURE CLAUSE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                               Xcel Energy Services Inc.

                               ---------------------------------------------
                               (Name of Reporting Company)

                               By: /s/ David E. Ripka

                               ---------------------------------------------
                               (Signature of Signing Officer)

                               David E. Ripka, Vice President and Controller

                               ---------------------------------------------
                               (Printed Name and Title of Signing Officer)


Date: April 30, 2003